Exhibit 10.2

[Execution]

CREDIT AND SECURITY AGREEMENT

by and among

RG PARENT LLC,

as the Administrative Borrower and a Borrower,

the other Borrowers party hereto,

the Guarantors party hereto,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

Dated as of January 28, 2016

	6.7	Inspections, Exams, Collateral Exams and Appraisals	21
	6.8	Account Verification	21
	6.9	Compliance with Laws	21
	6.10	Environmental	21
	6.11	Disclosure Updates	22
	6.12	Collateral Covenants	23
	6.13	Credit Card Notifications	27
	6.14	Material Contracts	27
	6.15	Location of Inventory and Equipment	27
	6.16	Further Assurances	27
	6.17	Formation of Subsidiaries	28
	6.18	Post-Closing Obligations	29

7.	NEGATIVE COVENANTS		29
	7.1	Indebtedness	29
	7.2	Liens	29
	7.3	Restrictions on Fundamental Changes	29
	7.4	Disposal of Assets	30
	7.5	Change Name	30
	7.6	Nature of Business	30
	7.7	Prepayments and Amendments	30
	7.8	Change of Control	31
	7.9	Restricted Junior Payments	31
	7.10	Accounting Methods	31
	7.11	Investments; Controlled Investments	31
	7.12	Transactions with Affiliates	32
	7.13	[Reserved]	33
	7.14	[Reserved]	33
	7.15	[Reserved]	33
	7.16	Inventory and Equipment with Bailees	33
	7.17	Capital Expenditures	33

8.	FINANCIAL COVENANT		33

9.	EVENTS OF DEFAULT		34

10.	RIGHTS AND REMEDIES		37
	10.1	Rights and Remedies	37
	10.2	Additional Rights and Remedies	37
	10.3	Lender Appointed Attorney in Fact	38
	10.4	Remedies Cumulative	39
	10.5	Crediting of Payments and Proceeds	40
	10.6	Marshaling	40
	10.7	License	40

11.	WAIVERS; INDEMNIFICATION		40
	11.1	Demand; Protest; etc.	40
	11.2	The Lender’s Liability for Collateral	40
	11.3	Indemnification	41

12.	NOTICES		41

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		43

14.	ASSIGNMENTS; SUCCESSORS		44

15.	AMENDMENTS; WAIVERS		44

16.	TAXES		44

17.	GENERAL PROVISIONS		46
	17.1	Effectiveness	46
	17.2	Section Headings	46
	17.3	Interpretation	46
	17.4	Severability of Provisions	46
	17.5	Debtor-Creditor Relationship	46
	17.6	Counterparts; Electronic Execution	47
	17.7	Revival and Reinstatement of Obligations	47
	17.8	Confidentiality	47
	17.9	Lender Expenses	48
	17.10	Setoff	48
	17.11	Survival	48
	17.12	Patriot Act	48
	17.13	Integration	49
	17.14	Bank Product Providers	49

EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.12	Fees
Schedule 6.1	Financial Statements, Reports, Certificates
Schedule 6.2	Collateral Reporting

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Post-Closing Obligations
Exhibit D	Representations and Warranties
Exhibit E	[Reserved]
Exhibit F	Form of Borrowing Base Certificate
Exhibit G	Form of Joinder Agreement
Schedule A-2	Authorized Person
Schedule D-2	Lender’s Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of January 28, 2016, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), DIFFERENTIAL BRANDS GROUP INC., a Delaware corporation formerly known as Joe’s Jeans Inc. (“Parent”), DBG SUBSIDIARY INC., a Delaware corporation formerly known as Joe’s Jeans Subsidiary, Inc. (“DBG”), HUDSON CLOTHING, LLC, a California limited liability company (“Hudson”), RG PARENT LLC, a Delaware limited liability company (“RG Parent”), ROBERT GRAHAM HOLDINGS, LLC, a New York limited liability company (“RG Holding”), ROBERT GRAHAM DESIGNS, LLC, a New York limited liability company (“RG Designs”), ROBERT GRAHAM RETAIL LLC, a Delaware limited liability company (“RG Retail” and together with Parent, DBG, Hudson, RG Parent, RG Holding, RG Designs and each other Subsidiary of Parent that becomes a borrower hereunder, collectively, the “Borrowers”, and each a  “Borrower”), and the Guarantors from time to time party hereto.

The parties agree as follows:

1.            DEFINITIONS AND CONSTRUCTION.

1.1              Definitions, Code Terms, Accounting Terms and Construction.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.  Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.

2.            LOANS AND TERMS OF PAYMENT.

2.1              Revolving Loan Advances.

(a)       Subject to the terms and conditions of this Agreement, and during the period from and including the Effective Date to but excluding the Termination Date, Lender agrees to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)               the Maximum Revolver Amount less the Letter of Credit Usage at such time, and

(ii)           the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b)      Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date.

2.2                            Increase in Maximum Revolver Amount.

(a)                               Administrative Borrower may, at any time, deliver a written request to Lender to increase the Maximum Revolver Amount (each such increase in the Maximum Revolver Amount, an “Incremental Increase”).  Any such written request for an Incremental Increase shall specify the amount of such Incremental Increase that Administrative Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any such Incremental Increases cause the Maximum Revolver Amount to exceed $50,000,000, (ii) any such request shall be for an Incremental Increase of not less than $5,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than one such written request be delivered to Lender in any calendar quarter.

(b)                              Upon the receipt by Lender of any such written request, Lender shall have the option (but not the obligation) to increase the amount of the Maximum Revolver Amount requested by Administrative Borrower as set forth in the notice to Lender.

(c)                               The Maximum Revolver Amount shall be increased by the amount of the Incremental Increase that Lender confirms in writing to Administrative Borrower so long as:

(i)                                  Lender and Loan Parties shall enter into such amendments to this Agreement and the other Loan Documents to evidence the Incremental Increase, which amendments shall be in form and content satisfactory to Lender and the Loan Parties and may include commitment, upfront, or similar fees to be agreed upon between Lender and Loan Parties;

(ii)                              the conditions precedent to the making of Advances set forth in Section 4.2 shall be satisfied as of the date of the Incremental Increase, both immediately before and immediately after giving effect to such Incremental Increase;

(iii)                          the Loan Parties deliver to Lender any legal opinion of counsel to Loan Parties reasonably requested by Lender, in form and substance and from counsel reasonably satisfactory to Lender, addressing such matters relating to the Incremental Increase as Lender may reasonably request;

(iv)                          to the extent invoiced, there shall have been paid to Lender, for the account of the Lender all fees and reasonable and documented expenses (including reasonable and documented fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such Incremental Increase; and

(v)                              as of the effective date of any such Incremental Increase, each reference to the term Maximum Revolver Amount herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Maximum Revolver Amount specified in the most recent written notice from Lender to Borrowers of such Incremental Increase.

2.3                            Borrowing Procedures.

(a)       Procedure for Borrowing.  Subject to Section 2.3(b) below, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender.  Such written request must be received by Lender no later than 11:00 a.m. (Eastern time) on the Business Day that is the requested Funding Date (or three (3) Business Days prior to the requested Funding Date in the event of a LIBOR Loan) specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, (iii) if such Borrowing will be by way of Base Rate Loan or LIBOR Loan, and (iv) if such Borrowing will be by way LIBOR Loan, the applicable Interest Period; provided that Lender may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. (Eastern time) on the applicable Business Day.

At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time.  Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person.

(b)      LIBOR Loans.  To the extent permitted hereunder, Administrative Borrower may, from time to time prior to the Termination Date, request LIBOR Loans or may request that Base Rate Loans be converted to LIBOR Loans or that any existing LIBOR Loans continue for an additional Interest Period.  Such request from Administrative Borrower shall specify the applicable Borrower, the amount of the

LIBOR Loans to be made, the amount of Base Rate Loans to be converted to LIBOR Loans or the amount of the LIBOR Loans to be continued and the Interest Period to be applicable to such LIBOR Loans.  Three (3) Business Days after receipt by Lender of a written notice making such request from or on behalf of a Borrower, such LIBOR Loans shall be made or the Base Rate Loans shall be converted to LIBOR Loans or such LIBOR Loans shall continue, as the case may be.  The making or continuing of LIBOR Loans or the conversion of Base Rate Loans to LIBOR Loans is subject to each of the following conditions (which may be waived or altered by Lender, in its sole discretion):

(i)                                  no Event of Default shall exist or have occurred and be continuing,

(ii)                              no party hereto shall have sent any notice of termination of this Agreement,

(iii)                          no more than 7 Interest Periods (for all outstanding LIBOR Loans) may be in effect at any one time,

(iv)                          the aggregate amount of the LIBOR Loans must be an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and

(v)                              Lender shall have determined that the Interest Period and LIBOR is available to Lender and can be readily determined as of the date of the request for such LIBOR Loan by Borrowers.

Unless otherwise agreed by Lender, any requests by or on behalf of a Borrower for LIBOR Loans or to convert Base Rate Loans to LIBOR Loans or to continue any existing LIBOR Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Lender shall not be required to purchase US Dollar deposits in the London interbank market to fund or otherwise match fund any LIBOR Loans, but the provisions hereof shall be deemed to apply as if the Lender had purchased such deposits to fund or match fund the LIBOR Loans.

(c)       Automatic Conversion.

(i)                                  Unless otherwise agreed by Lender, any LIBOR Loans shall automatically convert to Base Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a written request under Section 2.3(b) from Administrative Borrower to continue such LIBOR Loan, at least 3 Business Days prior to such last day in accordance with the terms hereof.

(ii)                              Any LIBOR Loans shall, at Lender’s option, upon notice by Lender to Administrative Borrower, be converted to Base Rate Loans, if any Default or Event of Default has occurred and is continuing and otherwise upon the Termination Date (if not repaid in accordance with the terms of this Agreement).

(d)      In connection with each LIBOR Loan, each Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense actually incurred by Lender as a result of (A) the payment of any principal other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto. A certificate of Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. Borrowers shall pay such amount to Lender within 30 days of the date of its receipt of such certificate.

(e)       Making of Loans.  Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a) and subject to Section 2.3(b), Lender shall make the proceeds thereof available to the applicable Borrower on the applicable Funding Date by transferring immediately available funds equal to such amount to the Designated Account or such other accounts or accounts specified by Administrative Borrower; provided, however, that, Lender shall not have the obligation to make any Advance if (i) 1 or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Lender, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.

(f)        [Reserved].

(g)       Protective Advances.  Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrowers’ compliance with any of the conditions of this Agreement, and disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrowers under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations (such Advance, a “Protective Advance”).

2.4              Payments; Prepayments.

(a)       Payments by Borrowers.  Except as otherwise expressly provided herein, all payments by Borrowers to Lender under the Loan Documents shall be made to Lender’s Account unless otherwise directed by Lender or as otherwise specified in the applicable Cash Management Documents.

(b)      Payments by Account Debtors. Subject to Factor’s rights under the Factoring Agreements and subject to the exceptions set forth in Section 6.12, Borrowers shall instruct all Account Debtors and Factor to make payments either directly to a Loan Party for deposit by such Loan Party directly to a Collection Account, or instruct them to deliver such payments directly to a Collection Account. If any Loan Party receives a payment of the Proceeds of Collateral directly, such Loan Party will promptly (but in no event later than the third Business Day after the date of receipt thereof, or such longer period as Lender agrees) deposit the payment or Proceeds into a Collection Account; provided, that the foregoing shall not be applicable to (i) petty cash not in excess of $250,000 in the aggregate held at retail stores of Parent or any of its Subsidiaries, (ii) cash or Cash Equivalents (or amounts on deposit in any Deposit Account or Securities Account) reasonably expected by the Borrowers to be used to pay any taxes required to be paid or incurred in connection with any transaction consummated pursuant to the Asset Purchase Agreements, (iii) Term Priority Collateral, (iv) aggregate amounts of not more than $250,000 with respect to any single Deposit Account of any Loan Party or $500,000 with respect to all Deposit Accounts of the Loan Parties, (v) amounts deposited into any Excluded Account, (vi) any amounts in the Treasury Shares Account and (vii) proceeds of an Advance or Term Loan. Until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.

(c)       Optional Prepayments.  The Borrowers shall have the right at any time and from time to time to prepay any outstanding Advances in whole or in part and without premium or penalty, subject to Lender’s receipt of prior written notice of such prepayment from Administrative Borrower at least one Business Day prior to such prepayment, and subject to Section 2.3(d) in the case of LIBOR Loans.

(d)      Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents or as otherwise agreed between Administrative Borrower and Lender, each payment shall be applied to the applicable Obligations (i) if received during a Cash Dominion Trigger Period, as of the Business Day of deposit to the Collection Account of immediately available funds during regular business hours or (ii) at all other times, upon the receipt of immediately available funds by Lender. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and that portion of Borrowers’ outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender.

(e)       Application of Payments.  Any proceeds of Collateral received by Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which, if no Event of Default exists and if otherwise permitted under this Agreement, shall be applied as specified by the Administrative Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.4(g)) or (ii) while an Event of Default exists if Lender so elects at its sole discretion, shall be applied first, to pay any fees, indemnities, or expense reimbursements, including amounts then due to Lender from any Borrower under this Agreement, second, to pay interest due in respect of any Overadvance Amount or Protective Advances, third, to pay the principal of any Overadvance Amount or Protective Advances, fourth, to pay interest then due and payable on the outstanding Advances (other than the Overadvance Amount and Protective Advances), fifth, to prepay principal on the outstanding Advances (other than the Overadvance Amount and Protective Advances) and unreimbursed Letter of Credit Disbursements ratably, sixth, to pay an amount to Lender equal to one hundred five percent (105%) of the aggregate Letter of Credit Usage, to be held as cash collateral for such Obligations, seventh, to payment of any amounts owing with respect to Cash Management Services and Hedge Obligations, and eighth, to the payment of any other Obligations due to Lender by any Loan Party.  Notwithstanding the foregoing, proceeds of Collateral received by Lender from any Loan Party shall not be applied to any Excluded Hedge Obligation of such Loan Party.

(f)        [Reserved].

(g)       Mandatory Prepayments.  If, at any time, the Revolver Usage exceeds (A) the Borrowing Base or (B) the Maximum Revolver Amount at such time (such excess amount being referred to as the “Overadvance Amount”), then Borrowers shall promptly upon demand by Lender prepay the Advances in an aggregate amount equal to the Overadvance Amount.  If payment in full of the outstanding Advances is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage in an amount equal to 105% of such excess until no Overadvance Amount exists. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.

2.5              Reserves.

(a)       The initial Reserves as of the Closing Date are those set forth in the Borrowing Base Certificate delivered to Lender on the Closing Date pursuant to Section 4.1.

(b)      Lender may hereafter establish additional Reserves or change any of the Reserves in effect on the Closing Date in the exercise of its Permitted Discretion; provided, that, such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Administrative Borrower (during which period Lender shall be available to discuss such proposed additions or changes with the Administrative Borrower); provided, further, that no such prior notice shall be required (1) if an Event of Default has occurred and is continuing, (2) for changes to any Reserves resulting solely from mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (including, but not limited to, as the result of new appraisals or examinations of Collateral or changes in rent amounts) or (3) if any event or circumstance occurs that Lender in good faith believes may impair the Borrowers’ prospect of payment of all or part of the Obligations were such additions or changes to the Reserves not made prior to the expiration of such notice period. Upon delivery of a notice described above, the Loan Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent satisfactory to Lender in its Permitted Discretion.

(c)       The amount of any Reserve established by Lender shall have a reasonable relationship as determined by Lender in its Permitted Discretion to the event, condition or other matter that is the basis for such Reserve. Notwithstanding anything herein to the contrary, (i) a Reserve shall not be established to the extent it is duplicative of any specific item excluded as ineligible in the definitions of Eligible Credit Card Receivables, Eligible Inventory, Eligible Wholesale Inventory, Eligible Retail Inventory and Eligible Accounts, and (ii) circumstances, conditions, events or contingencies existing or arising prior to the Closing Date of which Lender had knowledge as of the Closing Date shall not be the basis for the establishment of Reserves unless Lender establishes such Reserves on or prior to the Closing Date or such circumstances, conditions, events or contingencies shall have changed since the Closing Date.

2.6              Interest Rates: Rates, Payments, and Calculations.

(a)       Interest Rates.  Except as provided in Section 2.6(b), the principal amount of all outstanding Advances shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Applicable Margin.

(b)      Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date, in each case at the discretion of Lender by notice to the Administrative Borrower (which notice may be revoked by Lender at its option),

(i)               the principal amount of all outstanding Advances or other amounts outstanding hereunder shall bear interest at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable thereto hereunder, and

(ii)           the Letter of Credit fee provided for in Section 2.12 shall be increased by two (2) percentage points above the per annum rate otherwise applicable hereunder.

For avoidance of doubt, Lender may assess such default rate commencing on the date of the occurrence of an Event of Default irrespective of the date of reporting or declaration of such Event of Default.

(c)       Payment.  Except to the extent provided to the contrary in Section 2.12 or otherwise herein, all interest, all Letter of Credit fees and all other fees and reimbursements (to the extent invoiced) payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first Business Day of each month. Each Borrower hereby authorizes Lender, from time to time with notice to Borrowers, to charge (i) all interest, Letter of Credit fees and all Unused Fees payable hereunder (in each case, as and when due and payable), and (ii) to the extent not paid by a Borrower when due and payable following notice by Lender, all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all Lender Expenses (as and when due and payable), and all other fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products that the Borrowers have not otherwise made payment of or provided for), in each case to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account as provided in this paragraph shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(d)      Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

(e)       Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest  rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7              Designated Account.  Each Borrower receiving proceeds of Advances agrees to establish and maintain one or more Designated Accounts, each in the name of such Borrower, for the purpose of receiving the proceeds of the Advances requested by such Borrower and made by Lender hereunder.  Unless otherwise specified by Administrative Borrower, any Advance requested by or on behalf of a Borrower and made by Lender hereunder shall be made to the applicable Designated Account.

2.8              Maintenance of Loan Account; Statements of Obligations.  Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which will be recorded all Advances made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Lender for Borrowers’ account, and all other payment Obligations hereunder or under the other Loan Documents and to the extent payment is charged to the Loan Account, for payments under Bank Product Agreements, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.6, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers’ account.  Lender shall deliver to Administrative Borrower, or make available to Administrative Borrower electronically, monthly statements regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such monthly statements shall be subject to subsequent adjustment by Lender as provided in this Agreement upon notice to Borrowers but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.9              Termination Date; Optional Reduction and Termination of Commitments.

(a)       Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (i) the Maturity Date or (ii) the date Borrowers terminate the Revolving Credit Facility pursuant to Section 2.9(b) or (iii) the date the Revolving Credit Facility terminates pursuant to Sections 10.1 or 10.2 following an Event of Default (the earliest of these dates, the

“Termination Date”).  The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.  Each Borrower jointly and severally promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than the Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement).

(b)      The Administrative Borrower shall have the right to permanently reduce the Maximum Revolver Amount hereunder (each such decrease of the Maximum Revolver Amount, an “Incremental Decrease”) or terminate the Revolving Credit Facility and Lender’s commitment to make Advances hereunder (a “Borrower Termination”), in each case, without premium or penalty, upon Administrative Borrower’s written notice to Lender at least three (3) Business Days prior to the effective date of such Incremental Decrease or Borrower Termination, specifying such election and the effective date thereof; provided, that (i) in no event shall the aggregate amount of any Incremental Decreases cause the Maximum Revolver Amount to fall below $10,000,000, except in the case of a Borrower Termination, (ii) no individual Incremental Decrease shall be in an amount less than $5,000,000, (iii) each Incremental Decrease shall be in increments of $1,000,000, (iv) in no event shall more than two (2) notices of Incremental Decrease be delivered to Lender during the term of this Agreement, and (v) except as expressly provided in the following sentence, each notice delivered pursuant to this Section 2.9(b) shall be irrevocable. Any written notice of Incremental Decrease or Borrower Termination delivered by the Administrative Borrower to Lender may state that such reduction or termination is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Administrative Borrower without premium or penalty by written notice to Lender on or prior to the specified effective date if such condition is not satisfied.

2.10      Effect of Maturity; Releases.

(a)       On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Bank Product Obligations which shall be terminated in accordance with the applicable Bank Product Agreement) shall immediately become due and payable without notice or demand and Borrowers shall immediately repay all of such Obligations in full.  No termination of the obligations of Lender (other than cash payment in full of the Obligations (other than (x) obligations under Bank Product Obligations and (y) contingent indemnification obligations not yet accrued and payable) and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than (x) obligations under Bank Product Obligations and (y) contingent indemnification obligations not yet accrued and payable) have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated.  Lender shall, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Lender’s Liens in the Collateral, upon Lender’s receipt of each of the following, in form and content reasonably satisfactory to Lender: (i) cash payment in full of all Obligations in good and available funds (including Hedge Obligations subject, however, to the next sentence and including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (ii) evidence that any obligation of Lender to make Advances to any Borrower or provide any further credit to any Borrower hereunder has been terminated, and (iii) an agreement by each Borrower and each Guarantor to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason.  With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrowers to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender (provided that a cash collateralization in an amount equal to 105% of the then existing Hedge Obligations shall be deemed acceptable to Lender) prior to releasing or terminating any filings or other agreements that perfect the Lender’s Liens in the Collateral.

(b)      If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person that is not a Loan Party in a transaction expressly permitted by this Agreement, then such Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to such Loan Party or its transferee, as the case may be, and Lender, at the request of Administrative Borrower and the sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary to evidence the release of the Liens created by the Loan Documents on such Collateral.  In the event that all of the Stock of a Loan Party shall be sold, transferred or otherwise disposed of to a Person that is not a Loan Party in a transaction that is expressly permitted by this Agreement, then at the request of Administrative Borrower and the sole expense of Borrowers, Lender shall release such Loan Party from its obligations under the Loan Documents and shall execute and deliver to such Loan Party all releases or other documentation reasonably necessary to evidence such release.

2.11      [Reserved].

2.12      Fees.  Borrowers shall pay to Lender the fees set forth on Schedule 2.12 attached hereto at the times set forth therein.

2.13      Letters of Credit.

(a)       Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of such Borrower.  By submitting a request to Lender for the issuance of a Letter of Credit, such Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Lender via telefacsimile, or other electronic method of transmission reasonably acceptable to Lender and reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances. Lender’s records of the content of any such request will be conclusive.

(b)      Lender shall have no obligation to issue, amend or extend a Letter of Credit if after giving effect to the requested issuance, amendment, renewal or extension the Letter of Credit Usage would exceed:

(i)                                  the lesser of (x) the Borrowing Base less the outstanding amount of Advances and (y) the Maximum Revolver Amount less the outstanding amount of Advances, or

(ii)                              $7,500,000.

(c)       Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

(d)      Each Letter of Credit shall be in form reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and, unless otherwise agreed by Lender, shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date. If Lender makes a payment under a Letter of Credit, Borrowers shall pay the Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section 2.13) and, initially, shall bear interest at the rate then applicable to Advances.  If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Advance.

(e)       Each Borrower agrees to indemnify, defend and hold harmless Lender (including its branches and Affiliates) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of: (i) any Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit; (iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; (viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person; (ix) Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or (x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however,  that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of the Letter of Credit Related

Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.13(e).  If and to the extent that the obligations of Borrowers under this Section 2.13(e) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f)        The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Lender’s bad faith, gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Lender shall be deemed to have acted with due diligence and reasonable care if Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrowers’ aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.13(d), plus interest at the rate then applicable to Advances hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.

(g)       Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender’s use or refusal to use text submitted by Borrowers.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Lender at least 15 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(h)      Borrowers’ reimbursement and payment obligations under this Section 2.13 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of

Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Lender or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.13(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or (vii) the fact that any Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 2.13(f) above, the foregoing shall not release Lender from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Lender arising under, or in connection with, this Section 2.13 or any Letter of Credit.

(i)          Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j)          Each Borrower acknowledges and agrees that any and all documented and reasonable fees, charges, costs or commissions in effect from time to time imposed by, and any and all documented and reasonable out-of-pocket expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated Person relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignment of proceeds, amendments, drawings, renewals or cancellations), shall be non-refundable Lender Expenses for purposes of this Agreement and shall be reimbursable promptly by Borrowers to Lender.

(k)      If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto): (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or (ii) there shall be imposed on Lender any other condition regarding any Letter of Credit,  and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.13(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Lender of any amount due pursuant to this Section 2.13(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)          Unless otherwise expressly agreed by Lender and Borrowers, when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each commercial Letter of Credit.

(m)  In the event of a direct conflict between the provisions of this Section 2.13 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.13 shall control and govern.

2.14      Special Provisions Applicable to LIBOR and Daily Three Month LIBOR Interest Rates.

(a)       Increased Costs.   If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the LIBOR and Daily Three Month LIBOR Interest Rates);

(ii) subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender to Administrative Borrower (accompanied by reasonable back-up documentation therefor), the Borrowers will pay to Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)      Illegality; Impracticability.  In the event that (i) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof shall at any time after the date hereof make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon LIBOR or Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon LIBOR or Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR or Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on LIBOR or Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances at the interest rate based upon LIBOR or Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Administrative Borrower and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Applicable Margin, and (ii) Borrowers shall not be entitled to elect LIBOR or Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

(c)       No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at LIBOR or Daily Three Month LIBOR.

2.15      Capital Requirements.  If, after the date hereof, Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for lenders, banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Administrative Borrower thereof.  Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction on return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement of the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16      Extent of Each Borrower’s Liability, Contribution.

(a)       Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b)      Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of a Hedge Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Hedge Obligations. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

(c)       Contribution. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender on behalf of another Borrower hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(d)      No Limitation on Liability. Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

2.17      RG Parent LLC as Agent for Borrowers. Each Borrower hereby irrevocably appoints RG Parent as the Administrative Borrower and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) Lender’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to Lender under this Section 2.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

3.            SECURITY INTEREST.

3.1              Grant of Security Interest.  Each Loan Party hereby grants, assigns, and pledges to Lender, to secure payment and performance of the Obligations, a continuing Lien and security interest (hereinafter referred to as the “Security Interest”) in all of such Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Following request by Lender, each Loan Party shall grant Lender a Lien and Security Interest in all Commercial Tort Claims

that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by any Loan Party to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Borrower due to the existence of such Insolvency Proceeding.  Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include, and no Security Interest is granted in, any Excluded Property. This Agreement grants only the Security Interests herein described and is not intended to and does not effect the transfer of title of any trademark registration or application.

3.2              Loan Parties Remain Liable.  Anything herein to the contrary notwithstanding, (a) Borrowers and each other Loan Party shall remain liable under the contracts and agreements included in the Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release any Borrower or any other Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of the Security Interest, nor shall Lender be obligated to perform any of the obligations or duties of any Borrower or any other Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3              Assignment of Insurance.  As additional security for the Obligations, each Loan Party hereby grants and pledges to Lender a lien and security interest in all rights of such Borrower and such Loan Party under (a) the Key Man Life Insurance Policy and (b) every policy of insurance covering the Collateral and all other assets and property of each Borrower and each other Loan Party (including, without limitation business interruption insurance and proceeds thereof) and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any such policy, and no later than 3 Business Days following receipt thereof, the Borrowers hereby agree to prepay the Advances in an aggregate amount equal to the cash proceeds and refunds paid under any such policy (other than Term Priority Collateral) (net of expenses incurred in connection therewith) in excess of $250,000 in any calendar year (provided that the Borrowers shall prepay the Advances in an amount equal to all such cash proceeds and refunds paid under any such policy (other than Term Priority Collateral), regardless of the foregoing threshold, during the existence of an Event of Default or if an Overadvance exists).  After the occurrence and during the continuation of an Event of Default, subject to the terms of the Intercreditor Agreement, Lender may (but need not), in Lender’s or any Borrower’s or any other Loan Party’s name, and upon notice to Administrative Borrower, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy.  Any monies (other than Term Priority Collateral) received under any insurance policy assigned to Lender in excess of $250,000 in any calendar year (and all such monies (other than Term Priority Collateral), regardless of the foregoing threshold, during the existence of an Event of Default), other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Lender and, as determined by Lender in its sole discretion, either be applied to prepayment of the Obligations or disbursed to Borrowers under payment terms reasonably satisfactory to Lender for application to the cost of repairs, replacements, or restorations of the affected Collateral which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

3.4              Financing Statements.  Each Borrower and each other Loan Party authorizes Lender to file financing statements describing the Collateral to perfect Lender’s Security Interest in the Collateral, and Lender may describe or indicate the Collateral as “all assets of debtor, whether now owned or hereafter acquired or arising and wheresoever located” or words of similar meaning, or describe or indicate specific items of Collateral.

3.5              Intercreditor Agreement.  Notwithstanding anything herein to the contrary, (i) the priority of the Liens and security interests granted to Lender pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by Lender hereunder or thereunder are subject to the provisions of the Intercreditor Agreement and (ii) so long as the Term Obligations remain outstanding, any provision hereof that requires any Loan Party to (a) deliver any Collateral  to Lender or (b) provide that Lender have control over such Collateral, may, if required by the terms of the Intercreditor Agreement, be satisfied by (x) the delivery of such Collateral by such Loan Party to the Term Agent, and (y) providing that the Term Agent be provided with control with respect to such Collateral (for the benefit of Lender to the extent provided for in the Intercreditor Agreement).  Any reference in this Agreement to a “first priority lien” or words of similar effect in describing the security interests created hereunder shall be understood to refer to such priority subject, in the case of Term Priority Collateral, to the claims of Term Lenders as set forth in the Intercreditor Agreement. All representations, warranties and covenants in this Agreement shall be subject to the provisions and qualifications set forth in this Section 3.5. In the event of any direct conflict between the terms of the Intercreditor Agreement and the terms of this Agreement or any other Loan Documents with respect to the priority of the Liens and security interests granted herein or therein and/or the exercise of any right or remedy hereunder, the terms of the Intercreditor Agreement shall govern and control.

3.6              Perfection.  Notwithstanding anything to the contrary herein or in any other Loan Document, the Loan Parties shall not be obligated to perfect the Security Interests granted by such Loan Parties hereunder in any Collateral in any jurisdiction other than the United States or any state or municipality within the United States; provided, however, that the limitation of this Section 3.6 shall not apply to the extent any Loan Party shall have its jurisdiction of organization outside of the United States.

4.            CONDITIONS.

4.1              Conditions Precedent to the Initial Extension of Credit.  The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B.

4.2              Conditions Precedent to all Extensions of Credit.  The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)       the representations and warranties of each Borrower and each other Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); and

(b)      no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

Any request for an extension of credit shall be deemed to be a representation by each Borrower and each other Loan Party that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.

4.3              [Reserved]4.4.

5.            REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower and each other Loan Party makes the representations and warranties to Lender set forth on Exhibit D.  Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made hereunder thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

6.            AFFIRMATIVE COVENANTS.

Each Borrower and each other Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations (other than (x) obligations under Bank Product Obligations and (y) contingent indemnification obligations not yet accrued and payable), each Borrower and each other Loan Party shall and shall cause their respective Subsidiaries to comply with each of the following:

6.1              Financial Statements, Reports, Certificates.  Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein.  In addition, each Borrower agrees that no Subsidiary of a Borrower will have a fiscal year different from that of Borrowers.  Each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP.  Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to the sales of such Loan Party and its Subsidiaries, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date or otherwise consistent with past practices and shall only make material modifications thereto following prior notice to Lender.

6.2              Collateral Reporting.  Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

6.3              Existence.  Except as otherwise permitted under Section 7.3 or Section 7.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing, to the extent such concept exists, in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if (i) such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the

Lender and (ii) the failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.4              Maintenance of Properties.  Maintain and preserve all of its tangible assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest or failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.5              Taxes.

(a)       Cause all material assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except (x) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, and (ii) any such other Lien is at all times subordinate to Lender’s Liens or (y) for taxes in an aggregate amount not in excess of $50,000.

(b)      Make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable laws, including those applicable laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof indicating that such Loan Party and its Subsidiaries have made such payments or deposits except to the extent subject to a Permitted Protest.

6.6              Insurance.  At Borrowers’ expense, maintain insurance with respect to the assets of each Loan Party and each of its Subsidiaries wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain, with respect to each Loan Party and each of its Subsidiaries, business interruption insurance, general liability insurance, flood insurance for Real Property Collateral located in a flood plain, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies having a financial strength rating of at least A- by A.M. Best Company or that are otherwise reasonably acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Lender. No later than 30 days after the Closing Date (or such longer period of time as Lender shall expressly agree), (i) all property insurance policies covering the Collateral are to be made payable to Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement reasonably acceptable to Lender and containing such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies and (ii) such evidence of property and general liability insurance shall be delivered to Lender, with the lender loss payable endorsements (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and Borrowers shall use commercially reasonable best efforts to have such policies provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation.  If Borrowers fail to maintain such insurance, Lender may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Administrative Borrower shall give Lender prompt notice of any loss exceeding $1,000,000 covered by Borrowers’ casualty or business interruption insurance.  Upon the occurrence of an Event of Default, subject to the terms of the Intercreditor Agreement, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

6.7              Inspections, Exams, Collateral Exams and Appraisals.  Subject to the limitations in Schedule 2.12, permit Lender and each of Lender’s duly authorized representatives to visit any of its properties and inspect any of its assets or books and records, to conduct inspections, exams and appraisals of the Collateral, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior written notice to Borrowers. Notwithstanding anything to the contrary in this Section 6.7, no Loan Party or any of its Subsidiaries will be required to disclose, permit the visit, inspection, examination, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information of such Loan Party, (y) in respect of which disclosure to Lender (or its representatives) is prohibited by law or any binding legal agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product. Lender shall give Administrative Borrower the opportunity to participate in any discussions with Borrowers’ independent public accountants.

6.8              Account Verification.  Permit Lender, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise.  Further, at the request of Lender, Borrowers shall send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors and other obligors.

6.9              Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10      Environmental.

(a)       Keep any property either owned or operated by any Borrower or any other Loan Party or its Subsidiaries free of any Environmental Liens securing obligations or liabilities in excess of $250,000 or post bonds or other financial assurances reasonably satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b)      Comply with Environmental Laws, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Change, and provide to Lender documentation of such compliance which Lender reasonably requests;

(c)       Promptly notify Lender of any release of which any Borrower or any other Loan Party has knowledge of a Hazardous Material that would reasonably be expected to result in a Material Adverse Change from or onto property owned or operated by any Loan Party or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable

Environmental Law, except to the extent that such non-compliance would not reasonably be expected to result in a Material Adverse Change; and

(d)      Promptly, but in any event within 5 Business Days of its receipt thereof, provide Lender with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries, and (iii) written notice of a violation by Parent or any of its Subsidiaries, a citation of Parent or any of its Subsidiaries, or any other administrative order from a Governmental Authority in respect of an Environmental Action or violation of Environmental Law by Parent or any of its Subsidiaries.

6.11      Disclosure Updates.

(a)       Promptly, and in no event later than 5 Business Days after obtaining knowledge thereof, notify Lender:

(i)               if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made.  Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;

(ii)           of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change;

(iii)       of any material disputes or similar material claims by any Borrower’s customers with respect to an Account in an amount in excess of $250,000;

(iv)       of any material loss or damage to any Collateral; or

(v)           of a violation by any Loan Party or Subsidiary thereof of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change.

(b)      Promptly upon obtaining knowledge thereof after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and, upon Lender’s written request, provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

(c)       Prior to consigning or selling on conditional terms of sale (including bill and hold, sale or return, sale on approval, or other similar conditional terms of sale) any Inventory with an aggregate value in excess of $250,000 pursuant to a new arrangement after the Closing Date with a customer not previously involved in any such arrangement with such Loan Party, provide Lender with written notice of such arrangement, including the details thereof.

(d)      Upon the reasonable request of Lender, each Loan Party shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12      Collateral Covenants.

(a)       Possession of Collateral.  In each case subject to the terms of the Intercreditor Agreement and Section 3.5, in the event that any Collateral (other than any Term Priority Collateral), including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case having an individual value of $250,000 or more or an aggregate value of $500,000 or more, the Loan Parties shall promptly (and in any event within 5 Business Days after receipt thereof or such longer period as Lender agrees), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Liens is dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within  5 Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender (or, pursuant to the Intercreditor Agreement, the Term Loan Agent), together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things reasonably requested by Lender and deemed necessary or desirable by Lender to perfect and protect Lender’s Liens therein.

(b)      Chattel Paper.

(i)               In each case subject to the terms of the Intercreditor Agreement and Section 3.5, promptly (and in any event within  5 Business Days or such longer period as Lender agrees) after request by Lender, each Loan Party shall take all steps reasonably requested by Lender and necessary to grant Lender control of all electronic Chattel Paper of any Loan Party  (other than any Term Priority Collateral) in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the individual value of such electronic Chattel Paper equals or exceeds $250,000 individually or $500,000 in the aggregate; and

(ii)           Subject to the terms of the Intercreditor Agreement and Section 3.5, if any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with a legend in form and substance satisfactory to Lender with a reference to the fact that such Chattel Paper or instruments are subject to the Security Interest of Lender.

(c)       Control Agreements.

(i)               In each case subject to the terms of the Intercreditor Agreement and Section 3.5, except to the extent otherwise provided by Section 7.11 and other than with respect to Excluded Accounts, each Loan Party shall obtain a Control Agreement, from each bank (other than Lender) maintaining a Deposit Account for such Loan Party (in the case of Deposit Accounts maintained as of the Closing Date, no later than 90 days (or such longer period as Lender may expressly agree) after the Closing Date);

(ii)           In each case subject to the terms of the Intercreditor Agreement and Section 3.5 and except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement from each securities intermediary or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party (other than, for the avoidance of doubt, with respect to any Treasury Shares Account) (in the case of financial assets or commodities of the Loan Parties as of the Closing Date, no later than 90 days (or such longer period as Lender may expressly agree) after the Closing Date); and

(iii)       In each case subject to the terms of the Intercreditor Agreement and except to the extent otherwise provided by Section 7.11, each Loan Party shall cause Lender to obtain “control”, as such term is defined in the Code, with respect to all of such Loan Party’s investment property (other than, for the avoidance of doubt, with respect to any Treasury Shares Account).

(d)      Letter-of-Credit Rights.  In each case subject to the terms of the Intercreditor Agreement and Section 3.5, if the Loan Parties (or any of them) are or become the beneficiary of any letter of credit (other than any Term Priority Collateral) having an individual value of $250,000 or more or aggregate value of $500,000 or more, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 5 Business Days after becoming a beneficiary or such longer period as Lender agrees), notify Lender thereof and, promptly (and in any event within 5 Business Days or such longer period as Lender agrees) after request by Lender, use commercially reasonable efforts to enter into an agreement with Lender, Term Loan Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender.

(e)       Commercial Tort Claims.  On each date on which a Compliance Certificate is required to be delivered pursuant to this Agreement, each Loan Party shall notify Lender in writing of any commercial tort claim acquired by such Loan Party and known by such Loan Party to be in existence as of such date and not previously identified to Lender in an amount reasonably estimated by such Loan Party to be in excess of $250,000 individually or $500,000 in the aggregate and provide reasonably specific descriptions of each such commercial tort claim;

(f)        Government Contracts.  Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $250,000, if any Account or Chattel Paper of any Loan Party  arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within 5 Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within 5 Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender, for the benefit of Lender and each Bank Product Provider, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

(g)       Intellectual Property.

(i)               Upon the request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to Lender one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Lender’s Lien on such Loan Party’s U.S. issued, registered or applied-for Patents, Trademarks, or Copyrights;

(ii)           Each Loan Party shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property in the exercise of such Loan Party’s reasonable business judgment, including (A) to diligently enforce and defend, including, where determined to be appropriate in the exercise of such Loan Party’s reasonable business judgment suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter, and (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s Trademarks, Patents, Copyrights, and its rights therein, including paying all required maintenance fees and filing of required applications for renewal, affidavits of use, and affidavits of noncontestability, in each case, except to the extent that the failure to do any of the foregoing would not reasonably be expected to result in a Material Adverse Change.  No Loan Party shall abandon any Intellectual Property, except to the extent that such abandonment would not reasonably be expected to result in a Material Adverse Change or otherwise constitute a Permitted Disposition.  Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Loan Party’s or Subsidiary’s business;

(iii)       Each Loan Party acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party.  Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Loan Party and shall be chargeable to the Loan Account;

(iv)       Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright owned by such Loan Party that has not been registered with the United States Copyright Office, except to the extent that such failure to register would not reasonably be expected to result in a Material Adverse Change.  Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties; and

(v)           If any Loan Party shall enter into any material Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person, such Loan Party shall promptly thereafter use commercially reasonable efforts to deliver a licensor’s consent, in form and substance reasonably satisfactory to Lender, with respect to such license or rights in such Intellectual Property.

(h)      Investment Related Property.

(i)               Upon the occurrence and during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, following the written request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Loan Party (excluding Term Priority Collateral) shall be held by such Loan Party in trust for the benefit of Lender, and such Loan Party shall deliver it promptly to Lender in the exact form received; and

(ii)           Subject to the terms of the Intercreditor Agreement and any limitations and exceptions in any Loan Document, each Loan Party shall, upon the written request of Lender, cooperate with Lender in obtaining necessary approvals and making necessary filings under federal, state or local law to effect the perfection of the Security Interest on the Investment Related Property; provided that the Loan Parties shall not have any obligation to obtain approvals or make filings in any jurisdiction outside the United States, except as provided in Section 3.6 hereof.

(i)          Real Property; Fixtures.  Subject to the terms of the Intercreditor Agreement, upon the acquisition by any Loan Party of any fee interest in Real Property located in the United States with a fair market value of $500,000 as estimated by such Loan Party in good faith, such Loan Party will promptly (and in any event within 30 Business Days of acquisition or such longer period as Lender agrees) notify Lender of the acquisition of such Real Property and will grant to Lender a mortgage on each fee interest in such Real Property now or hereafter owned by such Loan Party, which Real Property shall not be subject to any other Liens except Permitted Liens, and shall deliver such other customary documentation and opinions, in form and substance reasonably satisfactory to Lender, in connection with the grant of such mortgage as Lender shall request in its Permitted Discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and such Loan Party shall pay all recording costs, mortgage registration taxes, intangible taxes and other fees and costs (including reasonable and documented out of pocket attorney’s fees and expenses) incurred in connection therewith.  All such appraisals, title insurance policies and endorsements, environmental audits and surveys shall be prepared or issued by parties reasonably acceptable to Lender. To the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(j)          Controlled Accounts.

(i)               Within 90 days following the Closing Date (or such longer period as Lender expressly agrees) (the “Cash Management Transition Period”), each Loan Party shall establish and maintain at Lender or an Affiliate thereof all Cash Management Services, including all deposit accounts and lockbox services. Subject to the terms of the Intercreditor Agreement, while a Cash Dominion Trigger Period is in effect, Lender shall have the sole and exclusive right to direct the disposition of funds in all such deposit accounts (excluding any Term Priority Collateral).

(ii)           Until such time as the Loan Parties have established all of their Cash Management Services with Lender, during the Cash Management Transition Period each Loan Party may maintain Cash Management Services with one or more of the banks set forth on Schedule 6.12(j) to the Information Certificate (each a “Controlled Account Bank”), and shall (A) take reasonable steps to ensure that all of the Account Debtors of each Loan Party forward payment of the amounts owed by them to such Loan Party (excluding any Term Priority Collateral) directly to a Collection Account maintained at a Controlled Account Bank, and (B) deposit or cause to be deposited promptly, and in any event no later than the third Business Day after the date of receipt thereof (or such longer period as Lender agrees), all of their cash Collections (including those sent directly by their Account Debtors to a Loan Party) into a Collection Account of such Loan Party maintained at one of the Controlled Account Banks; provided, that the foregoing clauses (A) and (B) shall not be applicable to (x) petty cash not in excess of $250,000 in the aggregate held at retail stores of Parent or any of its Subsidiaries and (y) cash or Cash Equivalents (or amounts on deposit in any Deposit Account or Securities Account) reasonably expected by the Borrowers to be used to pay any taxes required to be paid or incurred in connection with any transaction consummated pursuant to the Asset Purchase Agreements.

(iii)       Commencing on the date that is (a) 7 days after the Closing Date (or such later date as Lender expressly agrees) with respect to Wells Fargo Bank, National Association and (b) 90 days after the Closing Date (or such later date as Lender expressly agrees) with respect to each other Controlled Account Bank, each Loan Party shall maintain Control Agreements with the applicable Controlled Account Bank (other than any Controlled Account Bank where no Loan Party maintains a Deposit Account or Securities Account), in form and substance reasonably acceptable to Lender. While a Cash Dominion Trigger Period is in effect, subject to the terms of the Intercreditor Agreement, Lender shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such Control Agreement directing, the disposition of funds in the Controlled Accounts (excluding any Term Priority Collateral) (any such instructions, an “Activation Notice”) to Lender on a daily basis, either to any account maintained by Lender at said Controlled Account Bank or by wire transfer to appropriate account(s) at Lender and, in each case, such amounts shall be applied on a daily basis to the Obligations in the manner set forth in Section 2.4(e).  While no Cash Dominion Trigger Period is in effect, the Loan Parties shall retain the right to direct the disposition of funds in the Controlled Accounts.  To the extent Lender issues an Activation Notice, Lender agrees to rescind such Activation Notice at such time as no

Cash Dominion Trigger Period shall exist (it being understood that, notwithstanding any such rescission, Lender shall have the right and is authorized to issue an additional Activation Notice if a Cash Dominion Trigger Period shall exist at any time thereafter).

For the avoidance of doubt, all notices required under this Section 6.12 shall be in writing.

6.13      Credit Card Notifications.  Within 60 days following the Closing Date (or such longer period as Lender agrees), each Loan Party shall deliver to the Lender copies of credit card notifications (each, a “Credit Card Notification”) in form and substance reasonably satisfactory to Lender which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.15(b) of the Information Certificate.

6.14      Material Contracts.  Borrowers shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations thereunder, except as would not reasonably be expected to result in a Material Adverse Change.  At the request of Lender, (a) Borrowers shall promptly, but in any event within 5 Business Days following such written request therefor, provide Lender with copies of (i) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (ii) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) Borrowers shall use commercially reasonable efforts to obtain a “no-offset” letter in form and substance reasonably acceptable to Lender from each customer of a Borrower which is a party to any Material Contract.

6.15      Location of Inventory and Equipment.  Keep the Inventory and Equipment (other than Inventory in transit, vehicles and Equipment out for repair) of each Loan Party with an aggregate value in excess of $250,000 only at the locations identified on Schedule 5.29 to the Information Certificate and keep the chief executive office of each Loan Party only at the locations identified on Schedule 5.6(b) to the Information Certificate unless Borrowers amend Schedules 5.6(b) or 5.29 to the Information Certificate (as applicable) by written notice to Lender (a) with respect to Schedule 5.29 to the Information Certificate, not less than 10 days prior (or such shorter period as Lender agrees) to the date on which such Inventory or Equipment is moved to a location not identified on Schedule 5.29 to the Information Certificate and (b) with respect to Schedule 5.6(b) to the Information Certificate, not less than 10 days prior (or such shorter period as Lender agrees) to the date on which the chief executive office is moved to a location not identified on Schedule 5.6(b) to the Information Certificate.

6.16      Further Assurances.

(a)       Subject to the terms of the Intercreditor Agreement and any limitations and exceptions in any Loan Document, at any time upon the reasonable request of Lender, each Loan Party shall execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.  To the maximum extent permitted by applicable law, if a Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents, such Borrower and such other Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Borrower’s or other Loan Party’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office.  In furtherance and not in limitation of the foregoing, each Borrower and each other Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of each Borrower and each other Loan Party to the extent required by the Loan Documents.

(b)      Each Borrower and each other Loan Party authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and, subject to the limitations and exceptions set forth in the Loan Documents, such Loan Party will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)       Each Borrower and each other Loan Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all assets of debtor, whether now owned or hereafter acquired or arising and wheresoever located” or words of similar meaning, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement.

(d)      Each Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.

6.17      Formation of Subsidiaries.  At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 15 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) cause any such new Subsidiary to provide to Lender with a Joinder Agreement and (in the case of a Subsidiary becoming a Guarantor) a joinder to the Guaranty, together with such other security documents, as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably requested by Lender and reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary, subject to the terms of the Intercreditor Agreement and any limitations and exceptions in any Loan Document) to the extent required by the Loan Documents; provided that the foregoing shall not be required to be provided to Lender with respect to any (i) Domestic Foreign Holding Company or (ii) Subsidiary that is a CFC if providing any of the foregoing would result in adverse tax consequences or the costs to the Loan Parties of providing such Guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits of Lender of the security or guarantee afforded thereby, (b) within 15 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and, subject to the terms of the Intercreditor Agreement and any limitations and exceptions in any Loan Document, appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary owned by a Loan Party; provided that only 65% of the total outstanding voting Stock of any (i) Domestic Foreign Holding Company owned by a Loan Party and (ii) first tier Subsidiary that is a CFC owned by a Loan Party (and none of the Stock of any Subsidiary of such CFC or Domestic Foreign Holding Company) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits of Lender of the security afforded thereby (which pledge shall not be required to be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 15 days of such request by Lender (or such later date as permitted by Lender in its sole discretion) provide to Lender, upon its reasonable request, all other documentation which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee by a Loan Party and required hereunder to be subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 6.17 shall be a Loan Document.

6.18      Post-Closing Obligations.  The Loan Parties shall comply with each requirement set forth on Exhibit C on or before the date referred to in Exhibit C (or such later date as Lender shall agree).

7.            NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations (other than (x) obligations under Bank Product Obligations and (y) contingent indemnification obligations not yet accrued and payable), no Borrower and no other Loan Party will do, nor will any Borrower or any other Loan Party permit any of its Subsidiaries (as applicable) to do any of the following:

7.1              Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

7.2              Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3              Restrictions on Fundamental Changes.

(a)       Merge or consolidate with or into any other Person, except for (i) any merger or consolidation between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which a Borrower is a party and Parent must be the surviving entity of any such merger to which Parent is a party, (ii) any merger or consolidation between Subsidiaries that are not Loan Parties, (iii) any Guarantor may merge or consolidate with or into any other Guarantor, (iv) any merger or consolidation to effect a transaction permitted by Section 7.4 or a Permitted Investment, and (v) the transactions occurring on the Closing Date.

(b)      Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Subsidiaries of any Borrower with nominal assets and nominal liabilities, provided, that, Administrative Borrower shall provide Lender with at least 10 days’ prior written notice (or such shorter period as Lender expressly agrees) of any such liquidation or dissolution, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving (unless otherwise permitted by Section 7.4), or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Lender) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving (unless otherwise permitted by Section 7.4).

(c)       Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to Sections 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4.

(d)      No Loan Party may form or acquire any direct or indirect Subsidiary; except, that, upon ten (10) days prior written notice (or such shorter period as Lender agrees) by a Loan Party to Lender, a

Loan Party may form a Subsidiary so long as such Subsidiary becomes a Loan Party hereunder, to the extent required by Section 6.17, subject to the terms and conditions of this Agreement and the other Loan Documents.

(e)       Enter into any merger, migration, re-incorporation, consolidation or conversion, or series of such actions, the result of which is that the jurisdiction of incorporation or organization of any Borrower or Guarantor is no longer within the United States.

7.4              Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral or any of its other assets except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.

7.5              Change Name.  Without at least thirty (30) days’ prior written notice by Administrative Borrower to Lender (or such shorter period as Lender agrees), change the legal name, organizational identification number, state of organization, type of organization or “location” for purposes of Section 9-307 of the Code, in each case of any Loan Party.

7.6              Nature of Business.  Make any material change in the nature of its or their business as conducted on the date of this Agreement; provided, however, that the foregoing shall not prevent any Borrower or any other Loan Party or any of its Subsidiaries from (i) engaging in any business that is reasonably related, complementary or ancillary to the business of Parent and its Subsidiaries or (ii) consummating any transaction expressly provided for under the Asset Purchase Agreements.

7.7              Prepayments and Amendments.

(a)       Except in connection with Refinancing Indebtedness permitted by Section 7.1,

(i)               optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness owing under the Term Loan Agreement, (D) Indebtedness owing under the Convertible Notes, subject at all times to the subordination provisions set forth in the Convertible Notes, (E) the conversion of any Indebtedness to Stock (other than Prohibited Preferred Stock) of Parent or any prepayment, redemption, defeasance, purchase or other acquisition of Indebtedness with the proceeds of issuance of Stock of Parent, (F) any AHYDO “catch-up” payments (including payment of any interest and principal amounts intended to prevent the applicable Indebtedness from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the IRC) and payments of regularly scheduled principal and interest (including default interest) and indemnity and expense reimbursement payments, in each case pursuant to the terms governing any Indebtedness, and (G) any other prepayment, redemption, defeasance, purchase or other acquisition of Indebtedness so long as immediately before and immediately after giving effect to any such prepayment (i) no Event of Default exists, and (ii) the Payment Conditions are satisfied.

(ii)           make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)      Directly or indirectly, amend, modify, or change any of the terms or provisions of,

(i)               any agreement, instrument, document, indenture or other writing evidencing Permitted Indebtedness for borrowed money in an aggregate outstanding principal amount in excess of $250,000, in each case in a manner that is materially adverse to Lender’s interests under the Loan Documents, other than (A) the Obligations in accordance with this Agreement or a Bank Product Agreement, (B) Permitted Intercompany Advances, (C) any Term Loan Document if such amendment, modification or change is permitted under the Intercreditor Agreement and (D) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness;

(ii)           any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or

(iii)       the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of  Lender.

7.8              Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9              Restricted Junior Payments.  Make any Restricted Junior Payment; provided, however, that, (a) so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and so long as such Loan Party or Subsidiary is a “pass-through” tax entity for United States federal income tax purposes such Loan Party or Subsidiary may declare and pay Pass-Through Tax Liabilities, (b) Parent may declare and pay dividends with respect to its common Stock payable solely in additional shares of its common Stock, and, with respect to its preferred Stock, payable solely in additional shares of such preferred Stock or in shares of its common Stock, (c) each Loan Party and each Subsidiary may make Restricted Junior Payments to Parent and to other Subsidiaries of Parent (and, in the case of a Restricted Junior Payment by a non-wholly owned Subsidiary, to any Loan Party and any other Subsidiary and to each other owner of Stock of such Subsidiary based on their relative ownership interests of the relevant class of Stock); provided that, except as otherwise expressly permitted under this Agreement, no Loan Party shall make a Restricted Junior Payment to a Subsidiary of Parent that is not a Loan Party, (d) Parent and its Subsidiaries may make Restricted Junior Payments pursuant to and in accordance with equity incentive plans, employment agreements or other benefit plans for management or employees of the Parent or any of its Subsidiaries in the ordinary course of such Person’s business in an amount not to exceed $1,000,000 in any fiscal year, (e) Parent or any of its Subsidiaries may make any other Restricted Junior Payment so long as immediately before and immediately after giving effect to any such Restricted Junior Payment (i) no Event of Default exists, and (ii) the Payment Conditions are satisfied and (f) Parent or any of its Subsidiaries may make any Restricted Junior Payment on the Closing Date in connection with the transactions contemplated under the Merger Agreement, Stock Purchase Agreement, Rollover Agreement and Asset Purchase Agreements, to the extent provided in such agreements.

7.10      Accounting Methods.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11      Investments; Controlled Investments.

(a)       Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment (except for liabilities or obligations otherwise permitted under this Agreement).

(b)      Commencing on the date that is no later than 90 days (or such longer period as Lender may expressly agree) after the Closing Date, subject to the Intercreditor Agreement, other than (i) an aggregate amount of not more than $250,000 with respect to any single Deposit Account of any Loan Party or $500,000 with respect to all Deposit Accounts of the Loan Parties, (ii) amounts deposited into any Excluded Account, (iii) petty cash of not more than $250,000 in the aggregate held at retail stores of Parent or any of its Subsidiaries and (iv) cash and Cash Equivalents held for no longer than three Business Days, no Loan Party shall make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts (other than Deposit Accounts and Securities Accounts maintained with Lender) unless such Loan Party and the applicable bank or securities intermediary, as applicable, have entered into Control Agreements with Lender governing such Permitted Investments in order to perfect (and further establish) Lender’s Liens in such Permitted Investments. Except as provided in Section 6.12(j) and Sections 7.11(b)(i) and (ii), Borrowers and such Loan Parties shall not, and shall cause their Domestic Subsidiaries to not, establish or maintain any Deposit Account or Securities Account with a banking institution other than Lender; provided that in no event shall any Loan Party be required to pledge or provide a Control Agreement with respect to its account with Apex Clearing Corporation (or any other Person in a similar capacity) holding treasury shares of Parent (the “Treasury Shares Account”).

7.12      Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, any other Loan Party or any of their Subsidiaries except for:

(a)       transactions contemplated by the Loan Documents or transactions (other than the payment of management, consulting, monitoring, or advisory fees) with any Affiliates of any Borrower or any Loan Party in the ordinary course of business of such Borrower or Loan Party or Subsidiary, undertaken in good faith, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate;

(b)      any customary fees and reasonable out-of-pocket costs to, and indemnities provided for the benefit of directors (or comparable managers) of such Loan Party or Subsidiary;

(c)       the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party and its Subsidiaries in the ordinary course of business;

(d)      any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, phantom equity, stock options and stock ownership plans approved by a Loan Party’s Board of Directors in the ordinary course of business and consistent with industry practice or such Loan Party’s past practice;

(e)       (i) any transaction consummated on the Closing Date that is contemplated under the Merger Agreement, the Stock Purchase Agreement or the Rollover Agreement and (ii) escrow and indemnity arrangements contemplated in the Asset Purchase Agreements;

(f)        any Loan Party or Subsidiary may pay management and consulting fees to Equity Sponsor or its Affiliates so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the aggregate amount of such fees paid during any fiscal year does not exceed $500,000 and related indemnities (such related indemnities may be paid irrespective of whether an Event of Default has occurred and is continuing);

(g)       so long as no Event of Default shall have occurred and be continuing or would result therefrom, customary payments by Parent or any of its Subsidiaries in an amount not to exceed $1,000,000 in any fiscal year to the Equity Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors and a majority of the disinterested members of the Board of Directors of Parent, in good faith;

(h)      transactions among Parent and its Subsidiaries or between Subsidiaries to the extent otherwise permitted under Section 7; and

(i)          transactions permitted by Section 7.3 or Section 7.9 or Section 7.11 or clause (h) or (i) of the definition of “Permitted Indebtedness”, or any Permitted Intercompany Advance.

7.13      [Reserved].

7.14      [Reserved].

7.15      [Reserved].

7.16      Inventory and Equipment with Bailees.  Store the Inventory or Equipment with an aggregate value in excess of $250,000 of any Loan Party at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate without at least 10 days’ prior written notice to Lender.

7.17      Capital Expenditures.  Make Capital Expenditures in excess of $5,000,000 in any fiscal year (“Annual CapEx Basket”); provided, however, a portion of the Annual CapEx Basket of up to $1,000,000, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal years.

8.            FINANCIAL COVENANT.

Each Borrower and Guarantor covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and indefeasible payment in full of the Obligations (other than (x) obligations under Bank Product Obligations and (y) contingent indemnification obligations not yet accrued and payable), Borrowers will comply with the following financial covenant:

(a)       Fixed Charge Coverage Ratio.  While a Covenant Testing Trigger Period is in effect, Borrowers shall maintain a Fixed Charge Coverage Ratio, measured monthly on a trailing twelve-month basis at the end of each month of not less than 1.0:1.0; provided, however, that prior to January 31, 2017, the Fixed Charge Coverage Ratio shall be measured as follows:

Measurement Date	Period Measured
February 29, 2016	One month period ending February 29, 2016
March 31, 2016	Two month period ending March 31, 2016
April 30, 2016	Three month period ending April 30, 2016

May 31, 2016	Four month period ending May 31, 2016
June 30, 2016	Five month period ending June 30, 2016
July 31, 2016	Six month period ending July 31, 2016
August 31, 2016	Seven month period ending August 31, 2016
September 30, 2016	Eight month period ending September 30, 2016
October 31, 2016	Nine month period ending October 31, 2016
November 30, 2016	Ten month period ending November 30, 2016
December 31, 2016	Eleven month period ending December 31, 2016

9.            EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1                            If any Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of principal of any Loan or any reimbursement obligation in respect of any Letter of Credit Disbursement when and as the same shall become due and payable;

9.2                            If any Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations payable under this Agreement consisting of interest, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts (except as covered in Section 9.1) constituting Obligations payable under this Agreement (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such failure continues for a period of 3 Business Days;

9.3                            If any Loan Party or any of its Subsidiaries:

(a)       fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.1, 6.2, 6.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 6.5(a) (solely with respect to F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a Lien having priority over Lender’s Liens), 6.5(b), 6.6 (solely with respect to the Loan Parties’ maintenance of insurance), 6.7 (solely if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss its affairs, finances, and accounts with its officers and employees in the manner required by such Section), 6.12, 6.14 or 6.18, (ii) Section 7  or (iii) Section 8;

(b)      fails to perform or observe any covenant or other agreement contained in: (A) any of Sections 6.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 6.7 (other than if any Loan Party or any of its Subsidiaries refuses to allow Lender or its representatives or agents to visit its properties, inspect its assets or books or records, examine and make copies of its books or records or disclose it affairs, finances and accounts with its officers and employees), 6.8, 6.9, 6.11, 6.13 or 6.15, and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender; or (B) Section 6.6 (other than with respect to the Loan Parties’ maintenance of insurance) and such failure continues for a period of 5 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender; or

(c)       fails to perform or observe any covenant or other agreement contained in this Agreement or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured (in which case an Event of Default shall occur immediately) or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Loan Party or (ii) the date on which written notice thereof is given to any Loan Party by Lender;

9.4                            If one or more final judgments, orders, or awards for the payment of money involving an aggregate amount of $2,500,000 or more (except to the extent paid or covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.5                            a Loan Party or any of its Subsidiaries shall voluntarily commence an Insolvency Proceeding;

9.6                            If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary  consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrowers during such 60 calendar day period specified in subsection (c);

9.7                            If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or substantially all of the business affairs of Parent and its Subsidiaries, taken as a whole;

9.8                            If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons governing the Indebtedness of such Loan Party or such Subsidiary (other than any Term Loan Document) involving an aggregate amount of $2,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default by any Loan Party or any of its Subsidiaries under, or an involuntary early termination of, one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party resulting in a liability of any Loan Party or any of its Subsidiaries in an aggregate amount of $2,500,000 or more;

9.9                            If any warranty, representation, certificate, statement, or record made by any Loan Party or any of its Subsidiaries herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;

9.10                    If the obligation of any Guarantor under its Guaranty or any other Loan Document to which any Guarantor is a party is terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under its Guaranty or under any such Loan Document, or repudiates or revokes or purports to repudiate or revoke any obligation under its Guaranty, or under any such Loan Document, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason (except as otherwise permitted hereunder);

9.11                    If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason (except as expressly permitted by this Agreement), fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens, the interests of lessors under Capital Leases, or Liens under the Term Loan Agreement (subject to the terms and provisions of the Intercreditor Agreement), first priority Lien on the Collateral covered thereby (other than with respect to an aggregate amount of Collateral with a value of less than $250,000);

9.12                    [Reserved];

9.13                    [Reserved];

9.14                    Any executive officer of a Loan Party is convicted of or pleads guilty to a felony offense under state or federal law, or a Loan Party hires an executive officer who has been convicted of or has plead guilty to any such felony offense;

9.15                    [Reserved];

9.16                    [Reserved];

9.17                    The validity or enforceability of any Loan Document against any Loan Party shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of its Subsidiaries shall deny that such Loan Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document;

9.18                    An “Event of Default” under, and as defined in, the Term Loan Agreement shall have occurred;

9.19                    An “Event of Default” under, and as defined in, any Factoring Agreement shall have occurred; or

9.20                    An “Event of Default” under, and as defined in the Convertible Notes Documents shall have occurred.

10.    RIGHTS AND REMEDIES.

10.1      Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)       by notice to the Administrative Borrower (except, that, no such notice shall be required for an Event of Default arising under Section 9.5 or Section 9.6 herein), declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower and each other Loan Party;

(b)      by notice to the Administrative Borrower (except, that, no such notice shall be required for an Event of Default arising under Section 9.5 or Section 9.6 herein), declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances, extend any other credit hereunder or issue Letters of Credit;

(c)       subject to the terms of the Intercreditor Agreement, give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of each Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the  Obligations under the Loan Documents;

(d)      without notice to or consent from any Loan Party or any of its Subsidiaries, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where any Loan Party or any of its Subsidiaries conduct its business or has any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith; and

(e)       exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

10.2      Additional Rights and Remedies.  Without limiting the generality of the foregoing, each Loan Party expressly agrees that upon the occurrence and during the continuation of an Event of Default:

(a)       Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Borrower, any other Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Loan Parties to, and each Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where such Borrower or other Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable.  Each Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned.  Each Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code.  Each Borrower and each other Loan Party agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and such Borrower or such other Loan Party is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(b)      Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to any Loan Party’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender;

(c)       any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations in the order set forth in Section 10.5.  In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, each Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency; and

(d)      the Obligations arise out of a commercial transaction, and that if an Event of Default shall occur Lender shall have the right to an immediate writ of possession without notice of a hearing.  Lender shall have the right to the appointment of a receiver for each Loan Party or for the properties and assets of each Loan Party, and each Borrower and each other Loan Party hereby consents to such rights and such appointment and hereby waives any objection such Borrower or such Loan Party may have thereto or the right to have a bond or other security posted by Lender.

Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.5 or Section 9.6, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), shall automatically and immediately become due and payable and each Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

10.3      Lender Appointed Attorney in Fact.  Each Borrower and each other Loan Party hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of such Borrower and such Loan Party and in the name of such Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)       to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(b)      to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(c)       to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(d)      to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower or such other Loan Party in respect of any Account of such Borrower or such other Loan Party;

(e)       to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(f)        to take exclusive possession of all locations where each Borrower or other Loan Party conducts its business or has rights of possession, without notice to or consent of any Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(g)       Lender shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and

(h)      to the extent permitted by law, such Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.  This power of attorney is coupled with an interest and shall be irrevocable until all commitments of Lender under this Agreement to provide extensions of credit are terminated and all Obligations have been paid in full in cash.

10.4      Remedies Cumulative.  The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.5      Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.1 or during an Event of Default the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied, subject to the Intercreditor Agreement, to the Obligations in such manner as Lender shall determine in its discretion and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.  For greater certainty, the acceleration of the Obligations under this Agreement shall in no way affect, terminate or accelerate the Hedge Obligations (which are governed by the terms of the applicable Hedge Agreement).

10.6      Marshaling.  Lender  shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies under this Agreement and under the other Loan Documents and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising.  To the extent that it lawfully may, each Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other Loan Document or instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

10.7      License.  Solely for the purpose of enabling Lender to exercise its rights and remedies hereunder, at such time as Lender is lawfully entitled to exercise such rights and remedies, each Borrower and each other Loan Party hereby grants to Lender a non-exclusive, worldwide license (without the payment of royalties to any Debtor) to use or otherwise exploit all Intellectual Property rights of such Borrower or such Loan Party for the purpose of: (a) completing the manufacture of any in-process materials while any Event of Default exists so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral while any Event of Default exists; provided that such license shall be subject to the exclusive rights of any licensee under a license granted prior to such Event of Default, and (ii) the quality of any products or services in connection with which any Trademarks licensed hereunder are used will not be materially inferior to the quality of such services or products provided by such Borrower or such Loan Party under such Trademarks immediately prior to such Event of Default and such Borrower or such Loan Party shall have the right to inspect any such products and services to monitor compliance with such standard.

11.    WAIVERS; INDEMNIFICATION.

11.1      Demand; Protest; etc.  Each Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Borrower or such other Loan Party may in any way be liable.

11.2      The Lender’s Liability for Collateral.  Each Borrower and each other Loan Party hereby agrees that:  (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other

Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Borrower and such other Loan Parties.

11.3      Indemnification.  Each Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred and documented in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, any Bank Product Agreement or the transactions contemplated hereby or thereby or the monitoring of compliance by each Borrower and each other Loan Party and each of its Subsidiaries with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, while an Event of Default exists, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by any Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any other Loan Party or any Subsidiary of a Borrower or any other Loan Party or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower or any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower or such other Loan Party with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Borrowers, any other Loan Party or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to Loan Parties or to the Administrative Borrower at:	c/o RG Parent LLC 1231 S. Gerhart Avenue Commerce, CA 90022 Attn: Hamish Sandhu Fax No.: (323) 417-5127 Email: Hamish@joesjeans.com with courtesy copies to (which shall not constitute Notice for purposes of this Section 12):

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, CA 90071 Attn: Kristine Dunn Fax No.: (213) 621-5493 Email: Kristine.Dunn@skadden.com

If to Lender:

Wells Fargo Bank, National Association

333 South Grand Avenue, 12th Floor
Los Angeles, CA 90071
Attn: Christopher L. Rogers, Portfolio Manager
Fax No.:  (213) 253-7601
Email:  Christopher.L.Rogers@wellsfargo.com

with courtesy copies to (which shall not constitute Notice for purposes of this Section 12):	Otterbourg P.C.
230 Park Avenue, 29th Floor New York, NY 10169 Attn: Richard L. Stehl, Esq. Fax No.: (212) 682-6104 Email: RStehl@otterbourg.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties.  All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).  Any notice given by Lender to any Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Loan Parties, regardless of whether each Loan Party is sent a separate copy of such notice or whether each Loan Party is specifically identified in such notice.

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)       THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)      THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER EACH OTHER LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)       TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, EACH OTHER LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A “CLAIM”).  EACH BORROWER EACH OTHER LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)      NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY, OR ANY AFFILIATE OF SUCH OTHER PARTY OR ANY  DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HERETO HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14.    ASSIGNMENTS; SUCCESSORS.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that (a) no Borrower or any other Loan Party may assign this Agreement or any other Loan Document in whole or in part, or any rights or duties hereunder or thereunder, without Lender’s prior written consent (unless otherwise expressly permitted pursuant to this Agreement) and any such prohibited assignment shall be absolutely void ab initio, and (b) Lender may not assign this Agreement or the other Loan Documents in whole or in part, or its rights and duties hereunder and thereunder, without the prior written consent of the Administrative Borrower, except (A) during the existence of an Event of Default under Section 9.1, 9.2, 9.5 or 9.6, (B) any assignment to another lender that has previously become a Lender in accordance with the terms hereof, (C) any assignment to an Affiliate or related fund of any Lender, (D) any assignment in connection with the merger, consolidation, sale, transfer or other disposition of all or any substantial portion of Lender’s business, loan portfolio or other assets and (E) Lender may, after notice to Administrative Borrower, sell participations in, all or any part of the Advances, the Letters of Credit, the commitments to make Advances or any other interest herein to another financial institution or other Person on terms and conditions acceptable to Lender; provided, that, (i) Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii)  Lender shall remain responsible for the performance of such obligations, and the Loan Parties shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and the other Loan Documents, (iii) the participant shall not have any rights under this Agreement or any of the other Loan Documents (the participant’s rights against Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Loan Party hereunder shall be determined as if Lender had not sold such participation, and (iv) no consent or approval by Parent or any Loan Party shall be required in connection with any such participation. No consent to assignment by the Lender shall release any Borrower from its Obligations. Nothing in this Agreement shall prevent or prohibit Lender from pledging its rights under and interest in this Agreement to a Federal Reserve Bank in support of borrowings made by Lender from such Federal Reserve Bank.

15.    AMENDMENTS; WAIVERS.  No amendment or modification of this Agreement or any other Loan Document or any other document or agreement described in or related to this Agreement shall be effective unless it has been agreed to by Lender in a writing and the Loan Parties party thereto (other than any supplements or modifications to the Information Certificate or any joinder to the Guaranty required hereunder, which shall require only the signature of the applicable Loan Party).  No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof.  No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers or any other Loan Party of any provision of this Agreement.  Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16.    TAXES.

(a)       Payments Free of Taxes.  All payments made by any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the applicable Loan Party) requires the deduction or withholding of any Tax from any such payment by a Loan Party, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 16(a)) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that the Loan Parties shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Each Loan Party will furnish to Lender as promptly as practicable after any payment of Taxes by such Loan Party to a Governmental Authority pursuant to this Section 16, certified copies of tax receipts evidencing such payment by such Loan Party, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Lender.

(b)      Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c)       Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 16) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Administrative Borrower by Lender shall be conclusive absent manifest error.

(d)      Tax Status of Lender.  If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Administrative Borrower, at the time or times reasonably requested by Administrative Borrower, such properly completed and executed documentation reasonably requested by Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by Administrative Borrower, Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by Administrative Borrower as will enable Administrative Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing:

(i)               Lender shall deliver to Administrative Borrower on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax; and

(ii)           if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), Lender shall deliver to Administrative Borrower at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Administrative Borrower as may be necessary for the Loan Parties to comply with their obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Administrative Borrower in writing of its legal inability to do so.

(e)       Treatment of Certain Refunds.  If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 16 (including by the payment of additional amounts pursuant to this Section 16), it shall pay to the indemnifying Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying Loan Party, upon the request of Lender, shall repay to Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will Lender be required to pay any amount to an indemnifying Loan Party pursuant to this paragraph (e) the payment of which would place Lender in a less favorable net after-Tax position than Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (e) shall not be construed to require any party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Person.

(f)        Survival.  Each party’s obligations under this Section 16 shall survive any assignment of rights by Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all obligations under any Loan Document.

17.    GENERAL PROVISIONS.

17.1      Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, each other Loan Party and Lender.

17.2      Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3      Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender or any Loan Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4      Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5      Debtor-Creditor Relationship.  The relationship between the Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.6      Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.7      Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any other Loan Party or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of such Borrower and such other Loan Party automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.

17.8      Confidentiality.

(a)       Lender agrees that information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (viii) in connection with any assignment, participation  or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section 17.8, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)      Anything in this Agreement to the contrary notwithstanding, Lender may use the name, logos, and other insignia of the Loan Parties and the Maximum Revolver Amount provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender; provided that Lender shall provide a draft reasonably in advance of any advertising material to the Borrowers prior to the publication thereof.

17.9      Lender Expenses.  Each Borrower and each other Loan Party agrees to pay the Lender Expenses on the earlier of (i) the date invoiced to Administrative Borrower after they are accrued or incurred pursuant to and in accordance with Section 2.6(c) or (ii) after the occurrence and during the continuance of an Event of Default, the date on which written demand therefor is made by Lender.  Borrower agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.

17.10            Setoff.  If an Event of Default has occurred and is continuing, Lender may, in its sole discretion at any time and from time to time, to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Lender to or for the credit or the account of the Borrowers or any Guarantor against any of and all the Obligations held by Lender, irrespective of whether or not Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The Lender shall notify the Administrative Borrower of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section.

17.11            Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any of the Obligations is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.

17.12            Patriot Act.  Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual  background checks of the Loan Parties’ senior management and key principals, and each Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches invoiced to Administrative Borrower and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.

17.13            Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14            Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting.  Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in and receive payments and collections of the Collateral and payments from Lender from amounts charged to the Loan Account or that are otherwise collected from the Loan Parties for the account of a Bank Product Provider as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any such Reserve is appropriate or not.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Bank Product Provider (other than Lender in its capacity as lender hereunder) shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any other Loan Party.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer

DBG SUBSIDIARY INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer

HUDSON CLOTHING, LLC

By:	/s/ Peter Kim
Name:	Peter Kim
Title:	Chief Executive Officer

Signature Page to Credit and Security Agreement

RG PARENT LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	Chief Executive Officer

ROBERT GRAHAM RETAIL LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	Chief Executive Officer

ROBERT GRAHAM DESIGNS, LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	Chief Executive Officer

ROBERT GRAHAM HOLDINGS, LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	Chief Executive Officer

Signature Page to Credit and Security Agreement

GUARANTORS:

HUDSON CLOTHING HOLDINGS, INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Treasurer

HC ACQUISITION HOLDINGS, INC.

By:	/s/ Peter Kim
Name:	Peter Kim
Title:	Chief Executive Officer

INNOVO WEST SALES, INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer

DBG HOLDINGS SUBSIDIARY INC.

By:	/s/ Hamish Sandhu
Name:	Hamish Sandhu
Title:	Chief Financial Officer

Signature Page to Credit and Security Agreement

RGH GROUP LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	CEO

MARCO BRUNELLI IP, LLC

By:	/s/ Michael Buckley
Name:	Michael Buckley
Title:	CEO

Signature Page to Credit and Security Agreement

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Marc Grossman
Name:	Marc Grossman
Title:	Authorized Signatory

Signature Page to Credit and Security Agreement

SCHEDULE 1.1

TO CREDIT AND SECURITY AGREEMENT

a.             Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in Article 9 of the Code).

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Activation Notice” has the meaning specified therefor in Section 6.12(j).

“Additional Documents” has the meaning specified therefor in Section 6.16.

“Administrative Borrower” shall have the meaning specified therefor in Section 2.17.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 7.12: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means:

(a)       0.50 percentage points with respect to Base Rate Loans; and

(b)      1.75 percentage points with respect to LIBOR Loans.

“Asset Purchase Agreements” means that certain (i) Asset Purchase Agreement, dated as of September 8, 2015, by and among Parent, Joe’s Holdings LLC and Sequential Brands Group, Inc. and/or (ii) Asset Purchase Agreement, dated as of September 8, 2015, by and between Parent and GBG USA Inc., in each case, as amended, extended, restated, modified and/or supplemented prior to or on the Closing Date.

“Assignment of Factoring Proceeds” shall mean the Assignment and Intercreditor Agreement, dated as of January 28, 2016, by and among Factor, Robert Graham Designs, LLC, Hudson Clothing, LLC, Term Loan Agent and Lender.

Schedule 1.1

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from the Administrative Borrower to Lender.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 (after giving effect to all then outstanding Obligations).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or a Loan Party or any of its/their Subsidiaries by a Bank Product Provider:  (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrowers  or a Loan Party or any of its/their Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including all Cash Management Documents.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by a Borrower or a Loan Party or any of its/their Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due,  incurred in the past or  now existing or hereafter arising, however arising and (b) all Hedge Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to a Borrower or a Loan Party or any of its/ their Subsidiaries.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Lender has determined in its Permitted Discretion it is necessary or appropriate to establish (based upon Lender’s reasonable determination of the credit and operating risk exposure to Borrowers and the other Loan Parties and its/their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Product Obligations then outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, (without any rounding).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, as the case may be.

“Base Rate Loan” means a Loan or portion thereof which bears interest at a rate determined by reference to Base Rate.

Schedule 1.1

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of a Borrower or any other Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means books and records (including a Borrower’s or any other Loan Party’s Records indicating, summarizing, or evidencing such Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, such Borrower’s or such other Loan Party’s Records relating to such Borrower’s or such other Loan Party’s business operations or financial condition, or such Borrower’s or such other Loan Party’s Goods or General Intangibles related to such information).

“Borrowers” shall have the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of Advances (i) requested by Borrowers, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrowers, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)       90% of the amount of Eligible Accounts, plus

(b)      90% of the amount of Eligible Credit Card Receivables, plus

(c)       the lower of (i) $25,500,000 or (ii) the Inventory Formula Amount, minus

(d)      the aggregate amount of Reserves, if any, established by Lender in accordance with Section 2.5.

“Borrowing Base Certificate” means a borrowing base certificate in form consistent with Exhibit F to this Agreement or otherwise acceptable to Lender.

“Brand” means each of the Loan Parties’ major business lines, as grouped in the most recent inventory appraisal reasonably acceptable to Lender. As of the Closing Date, the Loan Parties have following two Brands: Robert Graham and Hudson.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in New York City are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding (a) normal replacements and maintenance which are properly charged to current operations; (b) expenditures financed with the net cash proceeds from any disposition or any casualty, condemnation or

Schedule 1.1

similar event; and (c) expenditures made with cash proceeds from any issuances of Stock of Parent or contributions of capital made to Parent.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Trigger Period” means (a) the period commencing on the date that Excess Availability is less than 12.5% of the Maximum Credit for five (5) consecutive Business Days and continuing until, during the preceding 30 consecutive days, Excess Availability has been equal to or greater than 12.5% of the Maximum Credit at all times or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by a Borrower or any Loan Party, which agreements have been provided to the Borrowers and  shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Borrower or any Loan Party, and all replacement or successor agreements which govern such Cash Management Services of Lender.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements; provided that in no event shall “Cash Management Services” include maintaining any Treasury Shares Account.

Schedule 1.1

“Cash Management Transition Period” has the meaning specified in Section 6.12(j)(i).

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other governmental authority.

“Change of Control” means that (a) Equity Sponsor shall cease to possess in the aggregate (together with any Permitted Holders) an amount of shares of Series A Preferred at least equal to 50% of the aggregate amount of shares of Series A Preferred held by Equity Sponsor on the Closing Date (after giving effect to all transactions occurring on the Closing Date), (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors of Parent, (c) Parent fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party, or (d) a “Change of Control” shall occur under the Term Loan Agreement.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.  To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“Collateral” means all of each Loan Party’s now owned or hereafter acquired:

(a)       Accounts;

(b)      Books;

(c)       Chattel Paper;

(d)      Deposit Accounts;

(e)       Goods, including Equipment and Fixtures;

Schedule 1.1

(f)        General Intangibles, including, without limitation, Intellectual Property and Intellectual Property Licenses;

(g)       Inventory;

(h)      Investment Related Property;

(i)          Negotiable Collateral;

(j)          Supporting Obligations;

(k)      Commercial Tort Claims;

(l)          money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee);

(m)  the Key Man Life Insurance Policy; and

(n)      all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles (including, without limitation, Intellectual Property and Intellectual Property Licenses), Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (collectively, the “Proceeds”).  Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.

Notwithstanding anything herein to the contrary, the Security Interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the  Books, Equipment, Accounts or Inventory of any Loan Party, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance reasonably satisfactory to Lender.

“Collection Account” means any Controlled Account identified on Schedule A-1 to the Information Certificate, as such Schedule may be updated from time to time to reflect changes permitted under this Agreement upon Administrative Borrower providing prior written notice thereof to Lender in accordance with Section 12.

Schedule 1.1

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds); provided, that in no event shall “Collections” include proceeds of an Advance or Term Loan.

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer (or other individual performing similar functions) of Parent or Administrative Borrower to Lender.

“Confidential Information” has the meaning specified therefor in Section 17.8.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer (with respect to uncertificated securities).

“Controlled Account” means a bank account maintained at a Controlled Account Bank in accordance with Section 6.12 and Section 7.11, as applicable.

“Controlled Account Bank” has the meaning specified therefor in Section 6.12 (j).

“Convertible Notes” means each Subordinated Convertible Note made by Parent pursuant to the terms of the Rollover Agreement, as such notes may be amended, restated, modified or supplemented from time to time.

“Convertible Notes Documents” means the Rollover Agreement and each other document, instrument and agreement related to or executed in connection with the Convertible Notes.

“Copyrights” means any and all rights in any copyrightable works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, and (iv) the right to sue for past, present, and future infringements thereof.

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by a Borrower or another Loan Party and Lender, in form and substance reasonably acceptable to Lender.

“Covenant Testing Trigger Period” means (a) the period commencing on the date that Excess Availability is less than 10% of the Maximum Credit at any time and continuing until, during the preceding 60 consecutive days, Excess Availability has been equal to or greater than 10% of the Maximum Credit at all times or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

Schedule 1.1

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Lender.

“Credit Card Notification” has the meaning provided in Section 6.13.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each right to payment, whether or not it constitutes a “payment intangible” or an “Account” (as defined in the Code) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Risk” has the meaning specified therefor in each of the Factoring Agreements.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Three Month LIBOR” means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective Interest Rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans.  Borrowers understand and agree that Lender may base its determination of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market.  When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed. For purposes of this definition, if at any time the foregoing rate is less than 0.00%, then Daily Three Month LIBOR shall be deemed to be 0.00%.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means any operating Deposit Account of a Borrower at Lender identified on Schedule D-1 to the Information Certificate, as such Schedule may be updated from time to time to reflect changes permitted under this Agreement upon Administrative Borrower providing prior written notice thereof to Lender in accordance with Section 12.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or

Schedule 1.1

other dilutive items as determined by Lender in its Permitted Discretion with respect to Borrowers’ Accounts, by (b) Borrowers’ billings with respect to Accounts.

“Dilution Reserve” means, as of any date of determination and calculated separately for each Brand, an amount sufficient to reduce the advance rate against Eligible Accounts relating to such Brand by (i) 1 percentage point for each percentage point by which Dilution relating to such Brand is in excess of 5% but equal to or below 15% plus (ii) 2 percentage points for each percentage point by which Dilution relating to such Brand is in excess of 15%.

“Document” shall have the meaning set forth in Article 9 of the Code.

“Dollars” or “$” means United States dollars.

“Domestic Foreign Holding Company” means any Domestic Subsidiary with no material assets other than 65% or more of the voting Equity Interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957 of the Code) and cash and Cash Equivalents incidental thereto and held on a temporary basis.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBITDA” means, with respect to any fiscal period, the consolidated net income (or loss) of Parent and its Subsidiaries, plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) any provision for taxes based on income or profits or capital (including federal, state and local taxes, franchise taxes, excise taxes and similar taxes, including any penalties or interest with respect thereto) for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in net income in a prior period), (vi) management fees paid in cash during such period to the extent permitted to be paid under the Loan Documents, (vii) expenses incurred during such period related to discontinued operations (which shall in any event include any expenses, charges and costs arising out of or related to the wind-down of retail stores of Parent or any of its Subsidiaries), (viii) noncash foreign exchange translation losses with respect to currency hedges and currency remeasurements of indebtedness, (ix) any fees, expenses, commissions, costs or other charges related to any issuance of Stock or any investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including with respect to indebtedness, a refinancing thereof), in each case whether or not consummated, and any amendment or modification to the terms of any such transactions, (x) without duplication of fees, expenses and charges incurred pursuant to clause (xi) below, reasonable and documented out of pocket fees, costs and expenses incurred in connection with the administration of the Loans after the Closing Date, (xi) fees, expenses or charges related to the execution, delivery and performance by the Loan Parties of this Agreement, other Loan Documents, Term Loan Documents, the Merger Agreement, the Stock Purchase Agreements, the Rollover Agreement and the Asset Purchase Agreements, the borrowing of Loans and Term Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (collectively, the “Transaction”) and incurred before, on or after (but not later than 90 days after) the Closing Date in aggregate amount not to exceed $7,000,000, (xii) fees, expenses or charges related to any litigation or other adverse proceeding arising directly out of the Transaction, (xiii) solely to be added for any computation period ending on or before

Schedule 1.1

December 31, 2016, the amount of severance expenses and cost savings in an amount not to exceed $5,600,000 attributable to (A) wage expense (and associated benefits and taxes) and (B) product sourcing costs as a result of diversifying the vendor base, projected by the Borrowers in good faith to result from actions taken or expected to be taken in connection with the Transaction after the Closing Date (in each case calculated on a pro forma basis as though such cost savings had been realized on the first day of such period and as if such cost savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are (x) reasonably supportable and quantifiable in the good faith judgment of the Borrowers, and (y) reasonably anticipated to be realized within 12 months after the Closing Date, (xiv) the amount of any restructuring charges and related charges, restructuring costs, integration costs, transition costs, consolidation and closing costs for stores and other facilities, project start-up costs, relocation costs, signing, retention and completion bonuses and other restructuring charges, accruals or reserves, (xv) severance expenses and pro forma adjustments, reflecting any synergies (other than revenue synergies), operating expense reductions and other operating improvements expected to be taken in connection with any acquisition and reasonably anticipated to be realized within 12 months after the consummation of the acquisition (in each case calculated on a pro forma basis as though such cost savings had been realized on the first day of such period and as if such cost savings were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably supportable and quantifiable in the good faith judgment of the Borrowers; provided, further, that, for purposes of calculating EBITDA for any period, written consent of the Lender shall be required to the extent the sum of all add-backs pursuant clauses (iv), (ix), (xii), (xiv) and this clause (xv) exceeds 10% of EBITDA (before giving effect to any increases pursuant to this clause (xv)), (xvi) non-cash income reduction adjustments derived from realigning Hudson Clothing Holdings, Inc.’s accounting policies to mirror accounting policies used by Parent, (xvii) expenses incurred in connection with store pre-opening and opening costs to the extent consistent with past practice, (xviii) fees, expenses or charges incurred during such period related to the Key Man Life Insurance Policy in an aggregate amount not to exceed $100,000 in any fiscal year, and (xix) non-cash income reduction adjustments derived from purchase accounting, minus (b) without duplication and to the extent included in net income, (x) any credit for taxes (including federal, state and local taxes, franchise taxes, excise taxes and similar taxes) based on net income tax and (y) any extraordinary gains and any non-cash items of income for such period on a consolidated basis in accordance with GAAP.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” the later of (a) the date of this Agreement and (b) the date on which all of the conditions precedent set forth in Section 4.1 shall have been fulfilled or waived by the Lender.

“Eligible Accounts” means those Accounts created by each Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of Goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below, and which Lender, in its Permitted Discretion, shall otherwise deem to be an Eligible Account; provided, however, that such criteria (except as provided in clause (l) and the exclusion of Nordstrom and Macy’s and their Affiliates from clause (k) of this definition) may be revised from time to time by Lender in Lender’s Permitted Discretion.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, credits and unapplied cash.  Eligible Accounts shall not include the following:

(a)       Accounts that the Account Debtor has failed to pay within earlier of 120 days of original invoice date or 60 days of the original due date;

Schedule 1.1

(b)      Accounts with selling terms of more than 90 days, unless Factor has assumed and retained the Credit Risk (as defined in the applicable Factoring Agreement) thereon;

(c)       Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clauses (a) or (b) above or clauses (i) or (s) below;

(d)      Accounts with respect to which the Account Debtor is an Affiliate of such Borrower or an employee or agent of such Borrower or any Affiliate of such Borrower;

(e)       Accounts arising in a transaction wherein Goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

(f)        Accounts that are not payable in Dollars (except as may be approved in writing by Lender);

(g)       Accounts (except as may be approved in writing by Lender) with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (excluding the Province of Quebec), or (ii) is not organized under the laws of the United States or any state thereof or Canada (excluding the Province of Quebec), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender, or (z) the Account is guaranteed pursuant to an approved working capital guarantee from the Export-Import Bank of the United States in favor of Lender and acceptable to Lender in all respects;

(h)      Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;

(i)          Accounts with respect to which the Account Debtor is a creditor of such Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute;

(j)          That portion of Accounts which reflect a reasonable reserve for warranty claims or returns or amounts which are owed to account debtors, including those for rebates, allowances, co-op advertising, new store allowances or other deductions;

(k)      other than Accounts for which Factor has assumed and retained the Credit Risk (as defined in the applicable Factoring Agreement) thereon, Accounts owing by a single Account Debtor or group of Affiliated Account Debtors (other than Nordstrom, Macy’s and each of their Affiliates) whose total obligations owing to Borrowers exceed twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the foregoing applicable percentages may be deemed Eligible Accounts), such percentages being subject to reduction if the creditworthiness of such Account Debtor deteriorates;

Schedule 1.1

(l)          (x) Accounts that are otherwise Eligible Accounts of any Borrower owing by Nordstrom (including its Affiliates) to the extent the aggregate amount of such Accounts exceeds sixty percent (60%) of the aggregate amount of Eligible Accounts of all Borrowers, (y) Accounts that are otherwise Eligible Accounts of any Borrower owing by Macy’s (including its Affiliates) to the extent the aggregate amount of such Accounts exceeds fifty percent (50%) of the aggregate amount of Eligible Accounts of all Borrowers or (z) Accounts that are otherwise Eligible Accounts of any Borrower owing by Nordstrom (including its Affiliates) or Macy’s (including its Affiliates) to the extent the aggregate amount of all such Accounts exceeds seventy percent (70%) of the aggregate amount of Eligible Accounts of all Borrowers (but the portion of such Accounts not in excess of the foregoing applicable percentages may remain Eligible Accounts); the foregoing percentages being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of either of the foregoing Account Debtors deteriorates unless Factor has assumed and retained the Credit Risk (as defined in the applicable Factoring Agreement) thereon;

(m)  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(n)      Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(o)      Accounts representing credit card sales or “C.O.D.” sales;

(p)      Accounts that are not subject to a valid and perfected first priority Lien in favor of Lender or that are subject to any other Lien, unless such other Lien is a Permitted Lien and the holder of such Permitted Lien has entered into an intercreditor agreement with Lender reasonably acceptable to Lender;

(q)      Accounts that consist of progress billings (such that the obligation of the Account Debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto) or retainage invoices;

(r)         Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity;

(s)        that portion of Accounts which represent finance charges, service charges, sales taxes or excise taxes;

(t)          that portion of Accounts which has been restructured, extended through reissuance of a credit memo, materially amended or otherwise materially modified;

(u)      bill and hold invoices, except those with respect to which Lender shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the Goods related thereto and pay such invoice, so long as such Accounts satisfy all other criteria for Eligible Accounts hereunder;

(v)      Accounts which have not been invoiced; and

(w)   Accounts which are Credit Card Receivables.

Any Accounts which are not Eligible Accounts shall nonetheless constitute Collateral.

Schedule 1.1

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by the Lender in its discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Lender in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by Borrower to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by the Lender, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)       Credit Card Receivables which do not constitute an “Account” or a “payment intangible” (as defined in the Code);

(b)      Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)       Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Lender, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) a Permitted Lien which does not have priority over the Lien in favor of Lender, and (y) Liens granted to, or for the benefit of, Lender to secure the Obligations);

(d)      Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)       Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f)        Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g)       Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto; or

(h)      Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, finished goods Inventory: (a) (i) which has been delivered to a carrier in a foreign port or foreign airport for receipt by a Loan Party in the United States within 60 days of the date

Schedule 1.1

of determination, but which has not yet been received by a Loan Party or (ii) which has been delivered to a carrier in the United States for receipt by a Loan Party in the United States within 5 Business Days of the date of determination, but which has not yet been received by a Loan Party; (b) for which the purchase order is in the name of a Loan Party and title has passed to such Loan Party; (c) included in a report of in-transit Inventory summarized by shipment that has been delivered by a Loan Party to Lender (and for which the applicable Loan Party is in possession of or received an electronic copy of the bill of lading and other shipping documents and documents of title) and, if requested by Lender, Lender has received a true and correct copy of the bill of lading and other shipping documents and documents of title for such Inventory, and (i) if the bill of lading or other documents of title are non-negotiable, the Inventory is in transit within the U.S. and Lender shall have received, if requested, a duly executed Collateral Access Agreement from the applicable customs broker, freight forwarder or carrier for such Inventory in form and substance reasonably satisfactory to Lender or (ii) if the bill of lading or other documents of title are negotiable, the Inventory is in transit from outside the U.S. and Lender shall have received confirmation that the bill of lading or other documents of title are issued in the name of a Borrower and consigned to the order of Lender and a reasonably acceptable agreement has been executed with such Borrower’s customs broker or freight forwarder in which the customs broker or freight forwarder agrees that it holds the negotiable bills of lading or documents of title as agent for Lender and has granted Lender access to the Inventory; (d) which is insured in accordance with the provisions of this Agreement, including marine cargo insurance; and (e) which otherwise is not excluded from the definition of Eligible Inventory; provided that Lender may, upon notice to Administrative Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that Lender determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien granted to Lender under this Agreement, or may otherwise adversely impact the ability of Lender to realize upon such Inventory; provided, further that no Inventory shall be deemed Eligible In-Transit Inventory unless and until such time as Lender shall have investigated and tested the Loan Parties’ in-transit inventory reporting and documentation and Lender is satisfied with the results of such investigation and testing in its sole discretion.

“Eligible Inventory” means Eligible In-Transit Inventory and Inventory consisting of raw materials and first quality finished goods held for sale in the ordinary course of each Borrower’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion.  An item of Inventory shall not be included in Eligible Inventory or Eligible In-Transit Inventory if:

(a)       such Borrower does not have good, valid, and marketable title thereto;

(b)      it consists of work-in-process Inventory (other than fabrics), components which are not part of finished goods, supplies used or consumed in such Borrower’s business, or Goods that constitute spare parts, maintenance parts, packaging and shipping materials, or sample inventory or customer supplied parts or Inventory;

(c)       such Borrower does not have actual possession thereof (either directly or through a bailee or agent of such Borrower);

(d)      it is not located at one of the locations in the continental United States set forth on Schedule 5.29 to the Information Certificate (or in transit between such locations), except, that, notwithstanding the foregoing, Eligible Retail Inventory and Eligible In-Transit Inventory may be included as Eligible Inventory;

Schedule 1.1

(e)       it is stored at locations holding less than $100,000 of the aggregate value of such Borrower’s Inventory;

(f)        at any time after 90 days after the Closing Date, it is located (i) at any warehouse or distribution center leased by such Borrower or (ii) in any location leased by such Borrower, unless in each case (x) the lessor has delivered to Lender a Collateral Access Agreement or (y) a Rent Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by Lender in its Permitted Discretion;

(g)       which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to Lender a Collateral Access Agreement and such other documentation as the Lender may require or (ii) a Rent Reserve has been established by Lender in its Permitted Discretion;

(h)      except with respect to Eligible In-Transit Inventory, it is the subject of a bill of lading or other document of title;

(i)          it is on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has (i) executed an agreement with Lender, and (ii) provided evidence acceptable to Lender that the applicable Borrower has properly perfected a first priority security interest in such consigned Inventory and has properly notified in writing the other creditors of consignee who hold an interest in such Inventory of Borrower’s security interest in such Inventory, and (iii) the applicable Borrower has taken such other actions with respect to such consigned Inventory as Lender may reasonably request;

(j)          it is not subject to a valid and perfected first priority Lender’s Lien;

(k)      it consists of goods returned or rejected by such Borrower’s customers;

(l)          it consists of Goods that are damaged, defective, obsolete or slow moving;

(m)  Inventory that such Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor of such Inventory;

(n)      it consists of Goods that are restricted or controlled, or regulated  items;

(o)      it consists of Goods that are bill and hold Goods;

(p)      it consists of damaged or defective Goods or “seconds”;

(q)      it is subject to third party trademark, licensing or other proprietary rights, unless Lender is satisfied that such Inventory can be freely sold by Lender on and after the occurrence of an Event of a Default despite such third party rights; or

(r)         it consists of customer-specific Inventory not supported by purchase orders.

Any Inventory which is not Eligible Inventory shall nonetheless constitute Collateral.

“Eligible Retail Inventory” means any Eligible Inventory located at, or in transit to, any retail store of a Borrower.

Schedule 1.1

“Eligible Wholesale Inventory” means any Eligible Inventory other than Eligible Retail Inventory.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Sponsor” means Tengram Capital Partners, L.P., a Delaware limited partnership, Tengram Capital Partners Fund II, L.P., a Delaware limited partnership, TCP Denim and each of their respective controlled Affiliates and funds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party  or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of  a Loan Party or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 9.

Schedule 1.1

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations each Borrower and its Subsidiaries not paid in accordance with such Person’s historical practices (including being aged in excess of such historical aging practices) as of the end of the immediately preceding month, and all book overdrafts and fees of each Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means any Deposit Account which (i) is specially and exclusively used for payroll, payroll taxes, withholding tax payments related thereto and other employee wage and benefit payments to or for the employees of any Loan Party or its Subsidiaries and accrued and unpaid employee compensation, (ii) is used for the sole purpose of paying taxes, including sales taxes, (iii) is used solely as an escrow account, a fiduciary or a trust account, (iv) is used solely to hold cash collateral for the outstanding Letter of Credit issued under the Existing RG Facility until such Letter of Credit is cancelled, expires or the Loan Parties’ reimbursement obligations with respect thereto are otherwise terminated, (v) is used to hold the good faith deposit in connection with the payoff of the Existing RG Facility until such good faith deposit is released or returned to the Loan Parties, (vi) constitutes Term Priority Collateral or (vii) is a Treasury Shares Account.

“Excluded Hedge Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity”; as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” shall mean the following:

(a)                               any lease, license, permit, franchise, charter, authorization or agreement held by any Loan Party if the grant of a security interest therein shall (i) constitute or result in the violation or invalidation of any right, title or interest of such Loan Party therein or a breach or termination pursuant to the terms of any such lease, license, permit, franchise, charter, authorization or agreement or (ii) create a right of termination in favor of any other party thereto or otherwise require consent thereunder of a third party (that is not a Debtor or any of its Subsidiaries) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of the relevant jurisdiction or any other applicable law or principles of equity);

(b)                              any assets or property to the extent the creation of a security interest therein or thereon requires consent, approval, license or authorization of a Governmental Authority or a third party (other than a Loan Party or any of its Subsidiaries) or creates a right of termination in favor of any third party (that is not a Loan Party or any of its Subsidiaries) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code(or any successor

Schedule 1.1

provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity); provided that such requirement or termination right shall have existed at the time of the acquisition thereof and was not created or made binding on the assets in contemplation of or in connection with the acquisition of such assets;

(c)                               voting Stock in excess of 65% of the Stock of (i) any Foreign Subsidiary, (ii) any Domestic Foreign Holding Company or (iii) any Subsidiary that is a disregarded entity for U.S. federal tax purposes and that owns more than 65% of the Stock of any Subsidiary described in clause (i) and (ii) above;

(d)                              any intent-to-use trademark application prior to the filing with, and acceptance of, the United States Patent and Trademark Office of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, pursuant to Section 1(c) or 1(d) of the Lanham Act (15 U.S.C. § 1051 et seq.)  to the extent the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the resulting trademark registration under applicable United States federal law;

(e)                               any assets subject to a purchase money agreement, Capital Lease or similar arrangement to the extent the creation of a security interest therein is prohibited thereby (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of the relevant jurisdiction or any other applicable Law or principles of equity);

(f)                                any Treasury Shares Account; and

(g)                               any specifically identified asset with respect to which Lender and the Borrowers have reasonably determined that the costs or other consequences (including adverse tax consequences) of providing a security interest is excessive in view of the practical benefits to be obtained by Lender;

provided, however, that in each case described in clauses (a) and (b) of this definition, such property shall constitute “Excluded Property” only to the extent and for so long as such lease, license, permit, franchise, charter, authorization or agreement or applicable Law or contractual obligation validly prohibits the creation of a Lien on such property in favor of Lender and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Property”; provided further, that “Excluded Property” shall not include the right to receive any proceeds arising therefrom or any proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or commitment or (ii) Lender changes its lending office, except to the extent that, pursuant to Section 16, amounts with respect to such Taxes were payable to Lender immediately before it changed its lending office; (c) Taxes attributable to Lender’s failure to comply with Section 16(d); and (d) any U.S. federal withholding Taxes imposed under FATCA.

Schedule 1.1

“Existing Joe’s Facility” shall mean the Revolving Credit Agreement, dated as of September 30, 2013, by and among Joe’s Jeans Inc., Joe’s Jeans Subsidiary, Inc., Hudson Clothing, LLC, Joe’s Jeans Retail Subsidiary, Inc., Innovo West Sales, Inc., Hudson Clothing Holdings, Inc., HC Acquisition Holdings, Inc., The CIT Group/Commercial Services, Inc., and the other lenders party thereto, as amended, extended, restated, modified and/or supplemented from time to time.

“Existing RG Facility” shall mean the Credit Agreement, dated as of December 23, 2013, by and among RG Parent LLC, Robert Graham Holdings, LLC, Robert Graham Designs, LLC, Robert Graham Retail LLC, JPMorgan Chase Bank, N.A. and the other lenders party thereto, as amended, extended, restated, modified and/or supplemented from time to time.

“Factor” shall mean The CIT Group/Commercial Services, Inc. and its permitted successors and assigns.

“Factoring Agreement” shall mean each of (a) the Amended and Restated Deferred Purchase Factoring Agreement, dated January 28, 2016, among Hudson, RG Designs and Factor, (b) the Deferred Purchase Factoring Agreement, dated December 23, 2014, between RG Designs and Factor and (c) the Amended and Restated Factoring Agreement, dated September 30, 2013, between Hudson and Factor, in each of the foregoing cases as amended, extended, restated, modified and/or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC, and any intergovernmental agreements (and related legislation, administrative rules or official interpretations thereof) with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.  For purposes of this definition, if at any time the foregoing rate is less than 0.00%, then the Federal Funds Effective Rate shall be deemed to be 0.00%.

“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) during such period, (b) federal, state, local and foreign income taxes (other than any such taxes resulting from the consummation of the transactions under the Asset Purchase Agreements) paid in cash (net of refunds received during such period) during such period, to the extent greater than zero, (c) Restricted Junior Payments paid in cash by Parent during such period (excluding Restricted Junior Payments paid on the Closing Date), (d) any earn-outs paid in cash during such period and (e) management fees paid to Equity Sponsor in cash during such period to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid or required to be paid in cash during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), and (b) scheduled payments of principal required to be made in cash (after giving effect to any prepayments paid in cash prior to the

Schedule 1.1

applicable period that reduce the amount of such required payments) on account of Indebtedness for such period (other than, for the avoidance of doubt, payments of principal made pursuant to mandatory prepayments).

“Fixtures” means fixtures (as that term is defined in the Code).

“Foreign Subsidiary” means as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Gift Card Reserve” means, as of any date of determination, the Dollar amount of reserves that Lender has determined in its Permitted Discretion it is necessary or appropriate to establish in respect of gift cards, gift certificates or other similar customer credits of any Loan Party then outstanding.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Great American Agreement” means the Consulting Agreement, dated December 11, 2015, among Great American Group, LLC and Parent, as amended, extended, restated, modified and/or supplemented from time to time.

Schedule 1.1

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each of Hudson Clothing Holdings, Inc., a Delaware corporation, HC Acquisition Holdings, Inc., a Delaware corporation, Innovo West Sales, Inc., a Texas corporation, DBG Holdings Subsidiary Inc., a California corporation formerly known as Joe’s Jeans Retail Subsidiary, Inc., RGH Group LLC, a Delaware limited liability company, and Marco Brunelli IP, LLC, a Delaware limited liability company, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 6.17, and each of them is a “Guarantor”.

“Guaranty” means that certain guaranty, dated as of even date with this Agreement, executed and delivered by each Guarantor in favor of Lender in form and substance reasonably satisfactory to Lender and any other guaranty agreement delivered at any time by a Guarantor in favor of Lender, and all of such guaranties are, collectively, the “Guaranties”.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B) (A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary,  due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising of any Borrower or Loan Party or any of its/their Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.

Schedule 1.1

“High Season” means all times other than Low Season.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than (i) trade payables incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is no longer subject to any contingency and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Certificate” means the Information Certificate dated as of the Closing Date and completed and executed by the Loan Parties.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, and proprietary rights in know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to

Schedule 1.1

any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Lender’s rights under the Loan Documents.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of January 28, 2016, by and between Lender and Term Loan Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Loan, a period commencing on the date of the making of such LIBOR Loan (or the continuation of a LIBOR Loan or the conversion of a Base Rate Loan to a LIBOR Loan) and ending 1, 2, or 3 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon LIBOR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Interest Rate” means:

(a)                               Base Rate with respect to Base Rate Loans, which interest rate shall change whenever Base Rate Changes, and

(b)                              LIBOR for the specified Interest Period with respect to LIBOR Loans, provided, that, in no event shall the Interest Rate calculated based on LIBOR be less than 0%.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Formula Amount” means an amount equal to:

(a)       the lowest of (i) 100% of the Value (calculated at cost computed on a first-in first-out basis in accordance with GAAP) of Eligible Retail Inventory consisting of finished goods, (ii) 90% of the most recently determined High Season or Low Season (as and if applicable) Net Liquidation Percentage times the Value of Eligible Retail Inventory consisting of finished goods, or (iii) $14,000,000; plus

(b)      the lowest of (i) 70% of the Value (calculated at cost computed on a first-in first-out basis in accordance with GAAP) of Eligible Wholesale Inventory consisting of finished goods, (ii) 85% of the most recently determined High Season or Low Season (as and if applicable) Net Liquidation Percentage times the Value of Eligible Wholesale Inventory consisting of finished goods, or (iii) $15,000,000; plus

(c)       the lowest of (i) 50% of the Value (calculated at cost computed on a first-in first-out basis in accordance with GAAP) of Eligible In-Transit Inventory consisting of finished goods, (ii) 85% of the

Schedule 1.1

most recently determined High Season or Low Season (as and if applicable) Net Liquidation Percentage times the Value of Eligible In-Transit Inventory consisting of finished goods, or (iii) $2,000,000; plus

(d)      the lowest of (i) 25% of the Value (calculated at cost computed on a first-in first-out basis in accordance with GAAP) of Eligible Inventory consisting of fabrics, (ii) 85% of the most recently determined High Season or Low Season (as and if applicable) Net Liquidation Percentage times the Value of Eligible Inventory consisting of fabrics, or (iii) $500,000.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $500,000 in aggregate outstanding at any time, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means any and all investment property (as that term is defined in the Code).

“IRC” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit G.

“Key Man Life Insurance Policy” means a life insurance policy in the amount of $20,000,000 insuring the life of Michael Buckley, chief executive officer of Parent.

“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.

“Lender Expenses” means all (a) reasonable and documented out-of pocket costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s reasonable and documented out-of pocket fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out of pocket costs and expenses incurred in connection therewith, (d) reasonable and documented out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable and documented

Schedule 1.1

out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable and documented out-of pocket fees and expenses to initiate electronic reporting by Borrowers to Lender, (g) reasonable and documented out-of-pocket examination fees and expenses of Lender related to any inspections, audits, examinations, or appraisals to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (h) reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party or any of its Subsidiaries, (i) Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, (j) Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (k) reasonable and documented out-of-pocket charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder, subject to the limitations set forth on Schedule 2.12.

“Lender Representatives” has the meaning specified therefor in Section 17.8(a).

“Lender-Related Persons” means Lender, together with its Affiliates (including in their capacity as a Bank Product Provider) officers, directors, employees, attorneys, and agents.

“Lender’s Account” means the Deposit Account of Lender identified on Schedule D-2 (or such other Deposit Account of Lender that has been designated as such, in writing, by Lender to the Borrowers).

“Lender’s Liens” mean the Liens granted by Borrowers and the other Loan Parties and their Subsidiaries to Lender for its benefit and for the benefit of any Bank Product Provider under the Loan Documents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender.

“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrowers agree to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.

“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will

Schedule 1.1

continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.13(e) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.13(e) of this Agreement.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.

“LIBOR” means for any Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%) determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period (a) equal to the London Interbank Offered Rate, or comparable or successor rate approved by Lender, as published by Reuters (or other commercially available source designated by Lender); or (b) if the rate described in clause (a) is unavailable for any reason, the interest rate at which Dollar deposits in the approximate amount of the Loan would be offered to major banks in the London interbank Eurodollar market. For purposes of this definition, if at any time the foregoing rate is less than 0.00%, then LIBOR shall be deemed to be 0.00%.

“LIBOR Loan” means any Loan or portion thereof bears interest at a rate determined by reference to LIBOR for a specified Interest Period.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment in the nature of a security interest, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means the Advances.

“Loan Account” has the meaning specified therefor in Section 2.8.

“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Information Certificate, the Control Agreements, the Guaranty, the Intercreditor Agreement, the Assignment of Factoring Proceeds, the Letters of Credit, the Patent and Trademark Security Agreement, the Copyright Security Agreement, any note or notes executed by any Borrower in connection with this Agreement and

Schedule 1.1

payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by any Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.

“Loan Parties” means collectively, each Borrower and each Guarantor and each of them is a “Loan Party”.

“Lockbox” means “Lockbox” as defined and described in the Cash Management Documents.

“Low Season” means for any period of determination of any applicable portion of the Inventory Formula Amount in the Borrowing Base, the period of months identified as a low selling period or similar term in the most recent inventory appraisal delivered to Lender in accordance with the terms of this Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Borrowers and the other Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower or any Loan Party or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower or any Loan Party or its Subsidiaries.

“Material Contract” means (i) each contract or agreement to which Parent or any of its Subsidiaries is a party (other than a Loan Document, any real estate lease, any Term Loan Document, any Factoring Agreement, the Merger Agreement, any Convertible Notes Document, the Stock Purchase Agreement and the Asset Purchase Agreements) involving aggregate consideration payable to or by Parent or such Subsidiary of $1,000,000 or more per calendar year (other than purchase orders in the ordinary course of the business of Parent or such Subsidiary), and (ii) all other contracts or agreements to which Parent or any of its Subsidiaries is a party (other than a Loan Document, any real estate lease, any Term Loan Document, any Factoring Agreement, the Merger Agreement, any Convertible Notes Document, the Stock Purchase Agreement and the Asset Purchase Agreements), the loss of which could reasonably be expected to result in a Material Adverse Change.

“Maturity Date” means the earlier of (a) January 28, 2021 and (b) the date which is ninety (90) days prior to the stated maturity date of the Term Loan.

“Maximum Credit” means, at any time, the lesser of (i) the Maximum Revolver Amount in effect at such time and (ii) the Borrowing Base at such time.

“Maximum Revolver Amount” means $40,000,000, or as such maximum amount may be increased pursuant to Section 2.2 or may be decreased pursuant to Section 2.9(b).

“Merger Agreement” means the Agreement and Plan of Merger dated as of September 8, 2015, by and among RG Parent, Merger Sub and Parent.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

Schedule 1.1

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Net Liquidation Percentage” means the percentage of the Value of a Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as set forth in the most recent acceptable appraisal received by Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined from time to time by an appraisal company selected or approved by Lender with such most  recent acceptable appraisal to be in form, scope, methodology and content acceptable to Lender in its Permitted Discretion.  For avoidance of doubt, (a) different Net Liquidation Percentages may apply to different subcategories of Inventory (such as full-price retail store Inventory and off-price retail store Inventory) as Lender may determine in its Permitted Discretion based on the most recent acceptable appraisal received by Lender with respect to such subcategories and (b) if the most recent acceptable appraisal received by Lender does not separately break out in-transit finished goods Inventory as a subcategory, then the Net Liquidation Percentage applicable to Eligible In-Transit Inventory shall be the lowest Net Liquidation Percentage applicable to any subcategory of finished goods Inventory set forth in such appraisal.

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Revolving Credit Facility.

“Obligations” means (a) all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that any Borrower or any other Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided, however, that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Hedge Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or assigned an interest in any Loan or Loan Document).

Schedule 1.1

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance Amount” has the meaning specified therefor in Section 2.4(f).

“Pass-Through Tax Liabilities” means the amount of state and federal income tax paid or to be paid by the direct or indirect owner of any Stock in a Loan Party on income directly or indirectly attributable to such owner of Stock as a result of such Loan Party’s (and any intermediate entity’s) “pass-through” tax status, assuming the highest marginal income tax rate for federal and state (for the state or states in which any owner of Stock is liable for income taxes with respect to such income) income tax purposes, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions currently available to such owners of Stock directly or indirectly from or through such Loan Party.

“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, and (iv) the right to sue for past, present, and future infringements thereof.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement executed and delivered by the applicable Loan Party in favor of Lender, in form and substance acceptable to Lender.

“Patriot Act” has the meaning specified therefor in Section 5.18 of Exhibit D to this Agreement.

“Payment Conditions” means, at any time of determination, that either (i) (x) immediately after giving pro forma effect to the subject Specified Payment, Excess Availability shall be greater than 15% of the Maximum Credit, and (y) the Fixed Charge Coverage Ratio, in each case, as of the end of the most recently ended Test Period for which financial statements have been or were required to be delivered pursuant to Section 6.1 shall be greater than or equal to 1.1 to 1.0 after giving pro forma effect to such Specified Payment, as if such Specified Payment had been made as of the first day of such Test Period or (ii) immediately after giving pro forma effect to such Specified Payment, Excess Availability is greater than 25% of the Maximum Credit.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Discretion” means a determination made by Lender in good faith in the exercise of its reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means:

(a)       sales, abandonment, or other dispositions of property (other than Inventory or Accounts) that is used, worn, damaged, obsolete or surplus in the ordinary course of business;

Schedule 1.1

(b)      sales of Inventory to buyers in the ordinary course of business;

(c)       the granting of Permitted Liens;

(d)      the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to this Agreement;

(e)       the making of a Permitted Investment;

(f)        the sales of Accounts pursuant to the Factoring Agreements, subject at all times to the Assignment of Factoring Proceeds;

(g)       dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary;

(h)      sales, transfers and other disposition of assets that are not permitted by any other clause of this definition; provided that the aggregate fair market value of all such assets sold, transferred or otherwise disposed of in reliance upon this clause (h) shall not exceed $500,000 during any fiscal year of Parent;

(i)          Sales, transfers and other dispositions of property (i) between Loan Parties, (ii) to a Loan Party or (iii) between Subsidiaries that are not Loan Parties;

(j)          the unwinding of any Hedge Agreement;

(k)      the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property rights, to the extent permitted hereunder or in any other Loan Documents;

(l)          dispositions, discounting or forgiveness of Accounts in the ordinary course of business or in connection with the collection or compromise thereof, it being acknowledged and agreed that, for purposes of clarity, bulk sales shall not be deemed to be permitted pursuant to this clause (l);

(m)  leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Parent and its Subsidiaries, taken as a whole; and

(n)      sales, transfers and other dispositions expressly provided for under the Asset Purchase Agreements and sales, transfers and other dispositions pursuant to the Great American Agreement.

“Permitted Holders” means Tengram Capital Partners, L.P., together with investment funds managed by or otherwise affiliated with Tengram Capital Partners, L.P., and the Affiliates of each of the foregoing.

“Permitted Indebtedness” means:

(a)       Indebtedness evidenced by this Agreement or the other Loan Documents;

(b)      Indebtedness set forth on Schedule 5.19(a) to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;

Schedule 1.1

(c)       Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(d)      endorsement of instruments or other payment items for deposit;

(e)       the incurrence by any Borrower or any Loan Party or their Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Borrower’s or Loan Party’s and its Subsidiaries’ operations and not for speculative purposes;

(f)        Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;

(g)       Indebtedness constituting Permitted Investments or Permitted Intercompany Advances;

(h)      Indebtedness in a maximum aggregate amount not exceeding the Maximum Term Principal Obligations (as defined in the Intercreditor Agreement) under the Term Loan Agreement; provided that such Indebtedness shall not be permitted hereunder unless and until the Term Loan Agent shall have executed and delivered the Intercreditor Agreement;

(i)          Indebtedness in a maximum aggregate outstanding principal amount not exceeding $16,500,000 (excluding any interest paid-in-kind to the holder of such Indebtedness) incurred under the Convertible Note Documents; provided that such Indebtedness shall not be permitted hereunder unless the Convertible Notes contain subordination provisions and a legend consistent with those in effect on the Closing Date or otherwise in form and substance reasonably satisfactory to Lender with a reference to the fact that such Convertible Notes are subordinate in right of payment to Lender’s rights under this Agreement and the other Loan Documents;

(j)          Guarantees by a Loan Party of Indebtedness of any other Loan Party if the primary obligation is permitted elsewhere in this definition;

(k)      customary indemnification and purchase price adjustment obligations of any such Person incurred in connection with Permitted Dispositions;

(l)          Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(m)  Indebtedness incurred by Parent or any of its Subsidiaries in any Permitted Investment hereunder, in each case to the extent constituting obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(n)      Indebtedness incurred by Parent or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business consistent with past practice in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o)      Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

Schedule 1.1

(p)      Indebtedness of any Loan Party or Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case incurred in the ordinary course of business;

(q)      Indebtedness representing deferred compensation to employees, directors and consultants of Parent or any Subsidiary incurred in the ordinary course of business;

(r)         Indebtedness in an aggregate outstanding principal amount up to $2,500,000; provided that no more than an aggregate outstanding principal of $1,000,000 of Indebtedness under this clause (r) shall be secured Indebtedness and all other Indebtedness under this clause (r) shall be unsecured; and provided, further, that any Lien securing any such secured Indebtedness in an aggregate outstanding principal amount of more than $250,000 permitted pursuant to this clause (r) must be subordinated to Lender’s Lien pursuant to a subordination agreement in form and substance acceptable to Lender;

(s)        without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder; and

(t)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (s) above.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party or (b) a Subsidiary of a Loan Party which is not a Loan Party to another Subsidiary of a Loan Party which is not a Loan Party.

“Permitted Investments” means:

(a)       Investments in cash and Cash Equivalents;

(b)      Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)       advances made in connection with purchases of Goods or services in the ordinary course of business;

(d)      Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1;

(e)       Permitted Intercompany Advances;

(f)        Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (e) of the definition of Permitted Indebtedness;

(g)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(h)      Investments (including debt obligations and Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or

Schedule 1.1

other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(i)          Investments to the extent that payment for such Investments is made solely with Stock of Parent (other than Prohibited Preferred Stock) or net cash proceeds thereof;

(j)          guarantees by Parent or any of its Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(k)      Investments by the Borrowers and the Subsidiaries in Stock in their respective Subsidiaries as of the Closing Date;

(l)          Investments made by any Loan Party in any other Loan Party and Investments by any Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party;

(m)  guarantees constituting Permitted Indebtedness permitted by Section 7.1;

(n)      Investments received in connection with the disposition of assets permitted by Section 7.4; and

(o)      additional Investments not to exceed $1,000,000 in the aggregate outstanding at any one time.

“Permitted Liens” means:

(a)       Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b)      Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent by more than 30 days or (ii) do not have priority over Lender’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c)       judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.3;

(d)      Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(e)       the interests of lessors under operating leases and licensors under license agreements;

(f)        purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g)       Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

Schedule 1.1

(h)      Liens granted in favor of the Term Loan Agent pursuant to the Term Loan Agreement or any other Term Loan Document, so long as such Liens are subject to the Intercreditor Agreement;

(i)          Liens granted in favor of Factor pursuant to the Factoring Agreement, so long as such Liens are subject to the Assignment of Factoring Proceeds;

(j)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Code in effect on the relevant jurisdiction covering only the terms being collected upon;

(k)      Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness owed by such Subsidiary;

(l)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(m)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(n)      easements, zoning restrictions, rights-of-way and encumbrances on real or immovable property that do not secure any obligations for borrowed money and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Parent or any Subsidiary;

(o)      the filing of financing statements or the equivalent thereof in any applicable jurisdiction filed solely as a precautionary measure in connection with operating leases or consignment of goods;

(p)      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, so long as such payments are not past due, unless such Liens are the subject of Permitted Protests;

(q)      Liens arising out of conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Loan Party or its Subsidiary in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangement; and

(r)         other Liens so long as the aggregate outstanding principal amount of obligations secured thereby does not exceed $1,000,000; provided, that any and all Liens permitted pursuant to this clause (r) securing obligations in an aggregate outstanding principal amount of $250,000 or more must be subordinated to Lender’s Lien pursuant to a subordination agreement in form and substance acceptable to Lender.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Loan Party that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of any Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on books and records of such Borrower, such other Loan Party or such Subsidiary in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower, Loan Party or Subsidiary,

Schedule 1.1

as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens resulting from such protest.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Borrower or any of its Subsidiaries or any ERISA Affiliate.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate.  Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.

“Proceeds” has the meaning specified therefor in the definition of “Collateral” set forth in Schedule 1.1.

“Prohibited Preferred Stock” means, with respect to any Person, any Preferred Stock of such Person that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise on or before a date that is less than 91 days after the Maturity Date, or, on or before the date that is less than 91 days after the Maturity Date, other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock); provided that if Preferred Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Preferred Stock shall not constitute Prohibited Preferred Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.  Notwithstanding the foregoing, the Series A Preferred shall not be deemed “Prohibited Preferred Stock”.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, (c) Availability projections, and (d) cash flow statements, all prepared on a basis consistent (as applicable) with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

Schedule 1.1

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“PTO” means the United States Patent and Trademark Office.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 60 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified ECP Guarantor” means, in respect of any Hedge Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)       such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (unless otherwise expressly permitted hereunder), other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)      such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c)       if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)      unless otherwise expressly permitted hereby, the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

Schedule 1.1

“Reserves” means, as of any date of determination, the sum without duplication of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base or the Maximum Revolver Amount to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets, business or prospects of a Borrower, any other Loan Party or the Collateral or its value or the enforceability, perfection or priority of Lender’s Liens in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to a Borrower or any other Loan Party delivered to Lender is incomplete, inaccurate or misleading in any material respect, plus (b) the Dilution Reserve, Gift Card Reserve and the Bank Product Reserve Amount. The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition, contingency, risk, other circumstance or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and currently maintained. Without limiting the generality of the foregoing, Reserves may include (but are not limited to) reserves based on rent; provided that, as long as no Event of Default is continuing, such Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrowers’ leased locations plus (y) three (3) month’s rent for all of each Borrower’s leased locations at which Eligible Inventory, or books and Records relating to Eligible Inventory, or that are distribution centers or warehouses, other than, in each case, such locations, distribution centers or warehouses with respect to which Lender has received a Collateral Access Agreement reasonably satisfactory to Lender (“Rent Reserves”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, no Rent Reserves shall be established with respect to any location until the earlier of the date (i) that is 90 days after the Closing Date and (ii) that the applicable landlord affirmatively refuses to provide a Collateral Access Agreement reasonable acceptable to Lender.

“Restricted Junior Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution on account of Stock issued by any Loan Party or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than (i) any compensation paid to officers and employees and (ii) dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by any Loan Party), or (b) any purchase, redemption, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Stock issued by any Loan Party.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolving Credit Facility” means the revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrowers and issues Letters of Credit for the account of Borrowers.

“Rollover Agreement” means the Rollover Agreement dated September 8, 2015, by and among Parent and the noteholders party thereto.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

Schedule 1.1

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Interest” has the meaning specified therefor in Section 3.1.

“Series A Preferred” means the Series A Preferred Stock issued by Parent pursuant to the Stock Purchase Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means any Event of Default of the type described in Section 9.1, 9.2, 9.5, 9.6 or 9.3(a) (with respect to any Borrowing Base Certificate).

“Specified Payment” means any Investment, Restricted Junior Payment or prepayment, redemption, defeasance, purchase or other acquisition of Indebtedness that in each case is subject to the satisfaction of the Payment Conditions.

“Standard Letter of Credit Practice” means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.

“Stock” means all shares, options, warrants, membership interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock (including the Series A Preferred), or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of September 8, 2015, by and between Parent and TCP Denim.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

Schedule 1.1

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority and all interest, penalties or similar liabilities with respect thereto.

“TCP Denim” means TCP Denim, LLC, a Delaware limited liability company.

“Term Lenders” has the meaning specified therefor in the Intercreditor Agreement.

“Term Loan” means the term loan made under the Term Loan Agreement.

“Term Loan Agent” means the “Agent” as such term is defined in the Term Loan Agreement.

“Term Loan Agreement” means that certain Credit and Security Agreement, dated as of January 28, 2016, by and among Borrowers, Guarantors, Term Loan Agent and the term loan lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with and to the extent permitted under the Intercreditor Agreement.

“Term Loan Document” has the meaning assigned to the term “Loan Document” in the Term Loan Agreement.

“Term Obligations” has the meaning specified therefor in the Intercreditor Agreement.

“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Termination Date” has the meaning specified therefor in Section 2.9.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of Parent then last ended and for which financial statements shall have been delivered (or were required to be delivered) to Lender under this Agreement (or, before the first delivery of financial statements hereunder, the most recent period of four fiscal quarters at the end of which financial statements are available), or as otherwise provided in Section 8(a).

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of each Loan Party’s rights corresponding thereto throughout the world.

“Treasury Shares Account” has the meaning specified therefor in Section 7.11(b).

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any

Schedule 1.1

subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Amount” has the meaning specified therefor in Schedule 2.12 of this Agreement.

“Unused Fee” has the meaning specified therefor in Schedule 2.12 of this Agreement.

“URL” means “uniform resource locator,” an internet web address.

“Value” means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided that for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Lender, if any.

“Voidable Transfer” has the meaning specified therefor in Section 17.7.

a.             Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases; provided, further however, that if any Borrower notifies Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies any Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lender and each Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

b.            Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.  The meaning of any term defined herein by reference to the Code will not be limited by reason of any limitation set forth on the scope of the Code, whether under Section 9-109 of the Code, by reason of federal preemption or otherwise.

Schedule 1.1

c.             Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified, any definition of or reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall be construed as referring to all alterations, amendments, amendments and restatements, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.  References herein to any statute or any provision thereof include such statute or provision (and all rules, regulations and interpretations thereunder) as amended, revised, re-enacted, and /or consolidated from time to time and any successor statute thereto.

d.            Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

e.             Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time.

Schedule 1.1

SCHEDULE 2.12

TO CREDIT AND SECURITY AGREEMENT

Borrowers shall pay to Lender each of the following fees:

On the Closing Date: Closing Fee. A one-time closing fee of $200,000 which shall be fully earned and payable upon the execution of this Agreement.

Monthly:

(a)  Unused Fee. An unused line fee (the “Unused Fee”) of one quarter of one percent (0.25%) per annum of the daily average of the Maximum Revolver Amount reduced by outstanding Advances and Letter of Credit Usage (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(b)  Collateral Management Fee.  A collateral management fee in the amount of $2,500 per month, which fee shall be fully earned, due and payable monthly in advance on the first day of each month after the Closing Date.

(c)  Cash Management and Other Service Fees.  Service fees to Lender for Cash Management Services provided pursuant to the Cash Management Documents, Bank Product Agreements or any other agreement entered into by the parties, including Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise) in the amount prescribed in Lender’s current service fee schedule.

(d)  Letter of Credit Fees.  A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) which shall accrue at a per annum rate equal to the Applicable Margin for LIBOR Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the first day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation.  In addition, Borrowers shall pay to Lender all fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

Schedule 2.1

Within 10 days after demand by Lender (accompanied by a reasonably detailed invoice) or as otherwise specified in this Agreement:

(a)  Collateral Exam Fees, Costs and Expenses.  Lender’s fees, costs and expenses in connection with any collateral exams or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams or inspections (which fees are currently $950 per day per collateral examiner), together with all reasonable and documented actual out-of-pocket costs and expenses incurred in conducting any collateral exam or inspection; provided, however, after the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Lender for more than $15,000 in fees, costs and expenses related such collateral exams and inspections per examination. Applicable fees related to electronic collateral reporting will also be charged.

(b)  Appraisal Fees, Costs and Expenses.   Lender’s fees, costs and expenses (including any fees, costs and expenses incurred by any appraiser) in connection with any appraisal of all or any part of the Collateral conducted at the request of Lender as permitted under this Agreement.

Schedule 2.1

SCHEDULE 6.1

TO CREDIT AND SECURITY AGREEMENT

Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Lender; provided that (i) any financial statements delivered to Lender shall be deemed to be in a form reasonably satisfactory to Lender if such financial statements are the financial statements filed by Parent with EDGAR; and (ii) any Compliance Certificate delivered to Lender shall be deemed to be in a form reasonably satisfactory to Lender if such Compliance Certificate is in the form of Exhibit A:

within 45 days after the end of the first three full fiscal months after the Closing Date and 30 days after the end of each fiscal month thereafter

(a)  an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s or owner’s equity with respect to Parent and its Subsidiaries during such period and compared to the prior period (if applicable), prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes; and

(b)  a Compliance Certificate along with the underlying calculations, including the calculations of the financial covenant set forth in Section 8 (if applicable).

within 45 days after the end of each fiscal quarter after the Closing Date (other than the fourth fiscal quarter of a fiscal year)

(a)  consolidated financial statements of Parent and its Subsidiaries for such fiscal quarter, prepared in accordance with GAAP; and

(b)  a Compliance Certificate along with the underlying calculations, including the calculations of the financial covenant set forth in Section 8 (if applicable).

within 120 days after the end of each fiscal year

(a)  consolidated financial statements of Parent and its Subsidiaries for such fiscal year, audited by Parent’s independent certified public accountants, prepared in accordance with GAAP, and certified, without any “going concern” or like qualification or exception, or qualification or exception as to the scope of such audit by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of stockholder’s or owners’ equity); and

(b)  commencing with the fiscal year ending December 31, 2016, a Compliance Certificate along with the underlying calculations, including the calculations of the financial covenant set forth in Section 8 (if applicable).

within 45 days after the end of each fiscal year commencing after the end of the 2016 fiscal year

(a)  copies of Borrowers’ Projections for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer (or similar officer) of Parent as being such officer’s good faith estimate of the financial performance of the Borrowers and their respective Subsidiaries during the period covered thereby (it being understood by Lender that projections of future events are subject to uncertainties and contingencies, many of which are beyond the

Schedule 6.1

control of the Loan Parties and their Subsidiaries, and that actual results may vary significantly from projected results).
If and when filed by any Borrower (unless posted to any Borrower’s website or filed with EDGAR, in which case Borrowers shall be deemed to be in compliance):	(a) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports; and (b) any other filings made by any Borrower with the SEC.

Schedule 6.1

SCHEDULE 6.2

TO CREDIT AND SECURITY AGREEMENT

Provide Lender with each of the documents and information set forth below at the following times in form reasonably satisfactory to Lender:

During a Cash Dominion Trigger Period, weekly, no later than the third Business Day after the end of each such week	(a) a Borrowing Base Certificate.
Within 20 days after the end of each calendar month

(a)  a Borrowing Base Certificate;

(b)  an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records;

(c)  Inventory system/perpetual reports specifying the cost of each Borrower’s Inventory, by location (delivered electronically, if a Borrower has implemented electronic reporting); and

(d)  a detailed aging of each Borrower’s Accounts, together with a reconciliation to the monthly Account roll-forward and supporting documentation for any reconciling items noted (delivered electronically, if a Borrower has implemented electronic reporting);a summary aging, by vendor, of each Borrower’s accounts payable (delivered electronically in an acceptable format, if a Borrower has implemented electronic reporting).

Monthly (no later than the 30th day of each month)

(a)   a reconciliation of Accounts aging, trade accounts payable aging, and Inventory perpetual of each Borrower to the general ledger and the monthly financial statements, including any book reserves related to each category.

Upon written request by Lender

(a)  copies of purchase orders and invoices for Inventory and Equipment acquired by each Borrower, and

(b)  such other reports and information as to the Collateral and as to each Borrower and each Loan Party and its Subsidiaries, as Lender may reasonably request.

Schedule 6.2

EXHIBIT A

TO CREDIT AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:                           Wells Fargo Bank, National Association

333 South Grand Avenue, 12th Floor

Los Angeles, CA 90071

Attn: Portfolio Manager

Re:                           Compliance Certificate dated [_________________]

Ladies and Gentlemen:

Reference is made to that certain Credit and Security Agreement (as amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of January 28, 2016, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), DIFFERENTIAL BRANDS GROUP INC., a Delaware corporation formerly known as Joe’s Jeans Inc. (“Parent”), DBG SUBSIDIARY INC., a Delaware corporation  (“DBG”), HUDSON CLOTHING, LLC, a California limited liability company (“Hudson”), RG PARENT LLC, a Delaware limited liability company (the “RG Parent”), ROBERT GRAHAM HOLDINGS, LLC, a New York limited liability company (“RG Holding”), ROBERT GRAHAM DESIGNS, LLC, a New York limited liability company (“RG Designs”), ROBERT GRAHAM RETAIL LLC, a Delaware limited liability company (“RG Retail”) and JJ MERGER SUB LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, DBG, Hudson, RG Parent, RG Holding, RG Designs, RG Retail and each other Subsidiary of Parent that becomes a borrower hereunder, collectively, the  “Borrowers”, and each a  “Borrower”) and the other Loan Parties signatory thereto.  Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Schedule 6.1 of the Credit Agreement, the undersigned officer of [_____________] hereby certifies, solely in such capacity and not in such undersigned’s individual capacity, that:

a.             Attached is the financial information of Parent and its Subsidiaries which is required to be furnished to Lender pursuant to Section 6.1 of the Credit Agreement for the [fiscal month][fiscal quarter][fiscal year] ended ____________, __________ (the “Reporting Date”).  Such financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1, and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the end of and for such [fiscal month][fiscal quarter][fiscal year].

b.            Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of each Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Schedule 6.1 of the Credit Agreement.

c.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a

1 Exclude bracketed language with annual audits.

Exhibit A

Default or Event of Default [except as set forth in detail below, together with the actions taken to cure: ___________________].

d.            The representations and warranties of each Loan Party and its Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date).

e.             As of the Reporting Date, the calculations of the applicable covenant contained in Section 8 of the Credit Agreement is set forth on Schedule 1 hereof.

[f.  Schedule 2 attached hereto sets forth any (a) issued Patents or Patent applications owned by any Loan Party and not listed on Exhibit A to the Patent and Trademark Security Agreement or disclosed in a prior Compliance Certificate, (b) Trademark registrations or applications owned by any Loan Party and not listed on Exhibit B to the Patent and Trademark Security Agreement or disclosed in a prior Compliance Certificate and (c) registered Copyrights or Copyright applications owned by any Loan Party and not listed on Exhibit A to the Copyright Security Agreement or disclosed in a prior Compliance Certificate.]2

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this [_____] day of [_______________], 20[__].

DIFFERENTIAL BRANDS GROUP INC.

By:

Name:

Title:

2 To be included only with the fiscal quarter-end Compliance Certificates.

Exhibit A

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Financial Covenant

I further certify that (Please check and complete each of the following):

a.             Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio of Parent and its Subsidiaries, measured on a trailing twelve-month basis, for the applicable period ending on the Reporting Date is ___:1.0[, which * satisfies * does not satisfy the requirement set forth in Section 8(a) of the Credit Agreement that the Fixed Charge Coverage Ratio be not less than 1.0 to 1.0 as required during the [trailing twelve-month][applicable] period ending on the Reporting Date]3.  Attached to this Schedule 1 are calculations supporting the foregoing calculation with respect to the Fixed Charge Coverage Ratio.

3 To be inserted if a Covenant Testing Trigger Period is in effect.

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Intellectual Property

EXHIBIT B

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS PRECEDENT

The obligation of Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfilment, to the satisfaction of Lender, of each of the following conditions precedent:

(a)       Lender shall have received financing statements in form for filing in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral of the Loan Parties;

(b)      Lender shall have received each of the following documents, in form and substance reasonably satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i)               this Agreement and the other Loan Documents required to be delivered on the Closing Date,

(ii)           the Control Agreement(s) with respect to each Loan Party’s deposit accounts (other than Excluded Accounts) maintained at JPMorgan Chase Bank, N.A.,

(iii)       a notice of Borrowing in accordance with the requirements of Section 2.6(c),

(iv)       the Guaranty,

(v)           the Intercreditor Agreement,

(vi)       a customary payoff letter, in form and substance reasonably satisfactory to Lender, from The CIT Group/Commercial Services, Inc. with respect to the Existing Joe’s Facility, together with termination statements and other documentation evidencing the termination by The CIT Group/Commercial Services, Inc. of its Liens securing the obligations under the Existing Joe’s Facility in and to the properties and assets of the Loan Parties and their Subsidiaries,

(vii)   a customary payoff letter, in form and substance reasonably satisfactory to Lender, from JPMorgan Chase Bank, N.A. with respect to the Existing RG Facility, together with termination statements and other documentation evidencing the termination by JPMorgan Chase Bank, N.A. of its Liens securing the obligations under the Existing RG Facility in and to the properties and assets of the Loan Parties and their Subsidiaries, and

(viii)                  the Assignment of Factoring Proceeds duly executed and delivered by the parties thereto;

(c)       Lender shall have received a certificate from the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (i) attesting to the corporate, partnership, member or other necessary action taken by such Loan Party authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers or authorized persons of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers or authorized persons of such Loan Party;

Exhibit B

(d)      Lender shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified as true, correct and complete by the Secretary or Assistant Secretary (or other individual performing similar functions) of such Loan Party;

(e)       Lender shall have received a certificate of status (or certificate of similar meaning) with respect to each Loan Party issued of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing (or similar meaning) in such jurisdiction;

(f)        Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(g)       Lender shall have received copies of the certificates of insurance as are required by Section 6.6;

(h)      Lender shall have received a customary opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, special counsel to each Loan Party, in form and substance reasonably satisfactory to Lender;

(i)          Borrowers shall have Excess Availability of at least $7,500,000 after giving effect to (i) the initial extensions of credit hereunder, and (ii) the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(j)          [Reserved];

(k)      Lender shall have received fully-executed copies of the Merger Agreement and the transactions contemplated by the Merger Agreement shall have been consummated in all material respects in accordance with the terms and conditions of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to Lender without the prior consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned);

(l)          Lender shall have received fully-executed copies of the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement shall have been consummated in all material respects in accordance with the terms and conditions of the Stock Purchase Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to Lender without the prior consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned);

(m)  Lender shall have received fully-executed copies of the Rollover Agreement and the transactions contemplated by the Rollover Agreement shall have been consummated in all material respects in accordance with the terms and conditions of the Rollover Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to Lender without the prior consent of Lender (such consent not to be unreasonably withheld, delayed or conditioned);

(n)      [Reserved];

(o)      Lender shall have received, in form and substance reasonably satisfactory to Lender, copies of the Term Loan Documents;

Exhibit B

(p)      [Reserved];

(q)      [Reserved];

(r)         Lender shall have received at least 3 Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(s)        Borrowers shall have paid all Lender Expenses due and payable and incurred in connection with the transactions evidenced by this Agreement for which invoices have been presented at least 1 Business Day prior to the Closing Date (which amounts may, at the option of Parent, be offset against the initial Borrowings hereunder); and

(t)          [Reserved].

Exhibit B

EXHIBIT C

TO CREDIT AND SECURITY AGREEMENT

POST CLOSING OBLIGATIONS

(a)       Within 30 days following the Closing Date (or such longer period as Lender expressly agrees), Lender shall have received copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.6;

(b)      Within (i) 7 days following the Closing Date (or such longer period as Lender expressly agrees) with respect to Wells Fargo Bank, National Association and (ii) 90 days following the Closing Date (or such longer period as Lender expressly agrees) with respect to each other bank, Lender shall have received the Control Agreements required pursuant to Section 6.12 (other than the Control Agreement(s) of JPMorgan Chase Bank, N.A. delivered on or prior to the Closing Date);

(c)       Within 60 days following the Closing Date (or such longer period as Lender expressly agrees), Lender shall have received the Credit Card Notifications required pursuant to Section 6.13; and

(d)      Within 60 days following the Closing Date (or such longer period as Lender expressly agrees), Lender shall have received evidence that the Key Man Life Insurance Policy is in effect and has been collaterally assigned to Term Loan Agent.

Exhibit C

EXHIBIT D

TO CREDIT AND SECURITY AGREEMENT

REPRESENTATIONS AND WARRANTIES

5.1    Due Organization and Qualification; Subsidiaries.

(a)       Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of incorporation, organization or formation, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)      Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c)       Except as set forth on Schedule 5.1(c) to the Information Certificate, as of the Closing Date there are no subscriptions, options, warrants, or calls relating to any shares of any capital stock of any Subsidiary of any Loan Party, including any right of conversion or exchange under any outstanding security or other instrument.

5.2    Due Authorization; No Conflict.

(a)       As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)      As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.3    Governmental and Other Consents.  No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is

Exhibit D

required (a) for the grant of a Lien by such Loan Party in and to the Collateral pursuant to this Agreement or the other Loan Documents or for the execution, delivery, or performance of this Agreement by such Loan Party, or (b) for the exercise by Lender of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except (i) as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally, (ii) for those registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, (iii) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Lender for filing or recordation, as of the Closing Date, or (iv) where the failure to obtain the foregoing could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change.

5.4    Binding Obligations.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5    Title to Assets; No Encumbrances.  Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1 and most recent collateral reports delivered pursuant to Section 6.2, in each case except (A) for assets disposed of since the date of such financial statements to the extent permitted hereby or (B) as individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change.  All of such assets are free and clear of Liens except for Permitted Liens.

5.6    Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)       The exact legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b)      The chief executive office of each Loan Party is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c)       The tax identification number and organizational identification number, if any, of each Loan Party is identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d)      As of the Closing Date, no Loan Party holds any Commercial Tort Claims known by such Loan Party to be in existence on such date except as set forth on Schedule 5.6(d) to the Information Certificate in an amount reasonably estimated by such Loan Party to be in excess of $250,000 individually or $500,000 in the aggregate.

5.7    Litigation.  Except as provided on Schedule 5.7 to the Information Certificate, there are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

Exhibit D

5.8    Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.9    No Material Adverse Change.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the consolidated financial condition of the Loan Parties and their Subsidiaries as of the date thereof and results of operations for the period then ended.  Since the date of the most recent financial statement delivered to Lender, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change.

5.10                    Fraudulent Transfer.

(a)       The Loan Parties are Solvent.

(b)      No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

5.11                    Employee Benefits.  No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.12                    Environmental Condition.  Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no properties or assets of any Loan Party or any of its Subsidiaries have been used in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets have been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, in each case individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.13                    Intellectual Property.  Each Loan Party and each of its Subsidiaries own, or hold licenses in, or otherwise has the rights to use, all material trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.

5.14                    Leases.  Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Loan Party and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which it is a party or under which

Exhibit D

it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or the applicable Subsidiary exists under any of them.

5.15                    Deposit Accounts and Securities Accounts; Credit Card Arrangements.

(a)       Set forth on Schedule 5.15(a) to the Information Certificate (as such Schedule may be updated from time to time) is a listing of all of the Deposit Accounts and Securities Accounts of each Loan Party, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

(b)      Set forth on Schedule 5.15(b) to the Information Certificate is a listing of all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.16                    Complete Disclosure.  All factual information taken as a whole (other than budgets, estimates, forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than budgets, estimates, forward-looking information and projections and information of a general economic nature and general information about the industry of a Loan Party or any of its Subsidiaries) hereafter furnished by or on behalf of a Loan Party or any of its Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections most recently delivered to Lender represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, each Borrowers’ good faith estimate, on the date such Projections are delivered, of the future performance of a Loan Party or any of its Subsidiaries for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender (it being understood by Lender that projections of future events are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and that actual results may vary significantly from projected results).

5.17                    Material Contracts.  Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a list of the Material Contracts of each Loan Party as of the Closing Date or, as applicable, as of the most recent date on which Borrowers provided a fiscal quarter-end Compliance Certificate pursuant to Section 6.1; provided, however, that any Borrower may amend Schedule 5.17 to the Information Certificate to add or remove Material Contracts so long as such amendment occurs by written notice to Lender on or prior to the date that such Borrower provides its fiscal quarter-end Compliance Certificate.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or the applicable Subsidiary in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or the applicable Subsidiary.

Exhibit D

5.18                    Patriot Act.  To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of its Subsidiaries or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19                    Indebtedness.  Set forth on Schedule 5.19(a) to the Information Certificate is a true and complete list of all Indebtedness for borrowed money of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the transactions occurring on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date after giving effect to the transactions occurring on the Closing Date.

5.20                    Payment of Taxes.  Except as otherwise permitted under Section 6.5 and where the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, (i) all tax returns and reports of each Loan Party and each of its Subsidiaries required to be filed by any of them have been timely filed, (ii) all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, and (iii) each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, except for any such tax assessments that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

5.21                    Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.22                    Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may materially limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23                    OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned

Exhibit D

Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24                    Employee and Labor Matters.  Except as would not reasonably be expected to have a Material Adverse Change, there is (a) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (c) to the knowledge of Borrowers no union representation question existing with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could  not, individually  or  in  the  aggregate, reasonably  be  expected  to  result in a Material Adverse Change.  All material payments due from any Loan Party or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

5.25                    Use of Proceeds. The proceeds of any Loan made hereunder shall be used for general corporate and working capital purposes of Parent and its Subsidiaries.

5.26                    Collateral.

(a)       Real Property.  Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Closing Date.

(b)      Intellectual Property.

(i)               As of the Closing Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of: (A) all registered Copyrights owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party; (B) all material Intellectual Property Licenses entered into by any Loan Party pursuant to which (x) any Loan Party has provided any license or other rights in Intellectual Property owned or controlled by such Loan Party to any other Person or (y) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (C) all issued Patents owned by any Loan Party and all applications for patents owned by any Loan Party; and (D) all registered Trademarks owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party;

(ii)           to each Loan Party’s knowledge, no Person is currently infringing or misappropriating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;

Exhibit D

(iii)       to each Loan Party’s knowledge, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and necessary to the conduct of its business as currently conducted are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect, except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Change; and

(iv)       each Loan Party has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect its rights in all trade secrets owned by such Loan Party that are necessary in the business of such Loan Party as currently conducted, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(c)       Valid Security Interest. This Agreement and the other Loan Documents will, when executed and delivered, create a valid security interest in the Collateral of each Loan Party, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Subject to the terms of the Intercreditor Agreement, when the Collateral constituting Certificated Securities, Instruments or Chattel Paper is delivered to Lender, together with instruments of transfer duly endorsed in blank, the security interest created under this Agreement in such Collateral will constitute a fully perfected security interest in all right, title and interest of the applicable Loan Party hereunder in such Collateral. When financing statements in appropriate form are filed in the applicable filing offices, the security interest created under this Agreement will constitute a fully perfected security interest in all right, title and interest of the applicable Loan Party in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements.  Upon filing of the Copyright Security Agreement with the United States Copyright Office (if applicable), filing of the Patent and Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5.6(a) to the Information Certificate, all action necessary to protect and perfect the Security Interest in and to each Loan Party’s United States issued, registered or applied-for Patents, Trademarks, or Copyrights included in the Collateral existing as of the Closing Date has been taken to the extent such security interest can be perfected by such filings with the Copyright Office and the USPTO has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party.

5.27                    Eligible Accounts.  As to each Account that is identified by a Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender, such Account is, at the time of submission of such Borrowing Base Certificate to Lender, (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of such Borrower’s business, (b) owed to such Borrower, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Accounts.

5.28                    Eligible Inventory.  As to each item of Inventory that is identified by Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Lender, such Inventory is, at the time of submission of such Borrowing Base Certificate to Lender (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Lender-discretionary criteria) set forth in the definition of Eligible Inventory.

5.29                    Locations of Inventory and Equipment.  The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Loan Parties with an aggregate value of more than $250,000 (i) are not stored with a bailee, warehouseman, or similar party except at a location identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.15) and (ii)

Exhibit D

are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.15).

5.30                    Inventory Records.  Each Loan Party keeps records that are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its Inventory and of the Inventory of its Subsidiaries and the book value thereof.

Exhibit D

EXHIBIT F

TO CREDIT AND SECURITY AGREEMENT

Form of Borrowing Base Certificate

EXHIBIT G

TO CREDIT AND SECURITY AGREEMENT

Form of Joinder Agreement

SCHEDULE A-2

TO CREDIT AND SECURITY AGREEMENT

Authorized Person

Michael Buckley, Chief Executive Officer of:

1.            Differential Brands Group Inc., a Delaware corporation

2.            RG Parent LLC, a Delaware limited liability company

3.            Robert Graham Retail LLC, a Delaware limited liability company

4.            RGH Group LLC, a Delaware limited liability company

5.            Marco Brunelli IP, LLC, a Delaware limited liability company

6.            Robert Graham Designs, LLC, a New York limited liability company

7.            Robert Graham Holdings, LLC, a New York limited liability company

8.            Innovo West Sales, Inc., a California corporation

9.            DBG Holdings Subsidiary Inc., a California corporation

10.    DBG Subsidiary Inc., a Delaware corporation

Scott Vogel, Chief Financial Officer of:

1.            RG Parent LLC, a Delaware limited liability company

2.            Robert Graham Retail LLC, a Delaware limited liability company

3.            RGH Group LLC, a Delaware limited liability company

4.            Marco Brunelli IP, LLC, a Delaware limited liability company

5.            Robert Graham Designs, LLC, a New York limited liability company

6.            Robert Graham Holdings, LLC, a New York limited liability company

Hamish Sandhu, Chief Financial Officer of:

1.            Differential Brands Group Inc., a Delaware corporation

2.            Hudson Clothing Holdings, Inc., a Delaware corporation

3.            HC Acquisition Holdings, Inc., a Delaware corporation

4.            Hudson Clothing, LLC, a California limited liability company

5.            Innovo West Sales, Inc., a Texas corporation

6.            DBG Holdings Subsidiary Inc., a California corporation

7.            DBG Subsidiary Inc., a Delaware Corporation

Schedule A-2

SCHEDULE D-2

TO CREDIT AND SECURITY AGREEMENT

Lender’s Account

Schedule D-2

SCHEDULE P-1

TO CREDIT AND SECURITY AGREEMENT

Permitted Investments

Debt Issuer	Debt Holder	Currency	Outstanding Principal
Joseph Giannavola	Hudson Clothing, LLC	USD	$5,000
Benjamin Taverniti	Hudson Clothing, LLC	USD	$18,189.96

Schedule P-1

SCHEDULE P-2

TO CREDIT AND SECURITY AGREEMENT

Permitted Liens

Loan Party (Name on Record)	Name and Address of Secured Party	Description of Collateral	File No. of Financing Statement/File Date/ Jurisdiction
Joe’s Jeans, Inc.	KMBS Business Solutions U.S.A., Inc 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256	Equipment	2011 4909381 12/21/2011 Delaware
Joe’s Jeans, Inc.	TIMEPAYMENT CORPORATION 16 New England Executive Park #200 Burlington, MA 01803	Equipment	2012 2450122 6/18/2012 Delaware
Joe’s Jeans, Inc.	Konica Minolta Business Solutions USA Inc 10201 Centurion Parkway North, Suite 100 Jacksonville, FL 32256	Equipment	2014 4333910 10/28/2014 Delaware
Hudson Clothing, LLC	The CIT Group/Commercial Services, Inc. 300 South Grand Avenue Los Angeles, CA 90071	That certain collateral pertaining to Factoring Agreement	06-7058341640 2/8/2006 California
Hudson Clothing, LLC	Irwin Commercial Finance Corporation, Equipment Finance 330 120th Avenue NE Suite 110 Bellevue, WA 98005	Equipment	07-7130791762 9/28/2007 California
Hudson Clothing, LLC	WEBBANK 6440 S. Wasatch Blvd., Ste 300 Salt Lake City, UT 84121	Equipment	12-7320029531 7/9/2012 California

Schedule P-2

Robert Graham Designs, LLC	The CIT Group/Commercial Services, Inc. 11 West 42nd Street, 12th Floor New York, NY 10036	That certain collateral pertaining to Factoring Agreement	201312240715415 12/24/2013 New York
Robert Graham Retail LLC	JPMorgan Chase Bank, N.A.	That cash collateral ($136,237.50) pertaining to the 105% cash collateralization of a JPMorgan letter of credit to Robert Graham Retail LLC (LC # CTCS-930422) dated as of July 24, 2014	N/A

Schedule P-2